Exhibit 1.3

REPORT BY THE BOARD OF DIRECTORS

ON THE PLAN FOR THE MERGER BY INCORPORATION

OF SANPAOLO IMI S.P.A.

IN  BANCA INTESA S.P.A.

Turin, 12 October 2006

The following is an English translation of the official version in Italian language. In case of conflict, the Italian language version will prevail

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. and their combined businesses after completion of the proposed business combination.  Forward-looking statements are statements that are not historical facts.  These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.  Although the managements of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. believe that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified in the public documents sent by Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. to CONSOB and under “Risk Factors” in the annual report on Form 20-F for the year ended December 31, 2005 filed by Sanpaolo IMI S.p.A. with the SEC on June 29, 2006.  Except as required by applicable law, neither Sanpaolo IMI S.p.A. nor Banca Intesa S.p.A. undertakes any obligation to update any forward-looking information or statements.

Contents

Presentation

The strategic rationale for Sanpaolo IMI
Phases of growth: the success of mergers
Reasons behind the plan
A logical choice
Framework Agreement

The Banca Intesa Group
History and growth of the Group
Plans and results achieved
Structure and lines of business
The agreement with Crédit Agricole

The New Banking Group
A large European Bank
Strategic objectives and lines of development
The business model and the organizational structure
Expected results and synergies

Criteria used for determination of the exchange ratio
Purpose of estimating the exchange ratio
Documentation examined
Result of the due diligence
Reference date for the estimate
Valuation principles
Valuation methods used
Results and conclusions

Legal profiles and share assignment methods
Structure of the merger
Increase in capital by the Surviving Company and assignment of new shares to Sanpaolo IMI shareholders
Adoption of the new Articles of Association and corporate governance
Other statutory changes
Appointment of the first Supervisory Board
The post-merger shareholding structure
Significant effects of the merger on the shareholders’ agreements pursuant to art. 122 of the Consolidated Financial Law
Accounting aspects of the merger
Tax impacts of the merger on the companies involved

Appendix
Articles of Association of the Surviving Company

Report by the Board of Directors of Sanpaolo IMI
on the Plan for the merger by incorporation of Sanpaolo IMI S.p.A. with and into
Banca Intesa S.p.A. pursuant to art. 2501 quinquies of the Italian Civil Code and art. 70, paragraph 2, of the Issuers Regulations adopted by Consob
Resolution no. 11971/99 and subsequent modification

Dear Shareholders,

You have been convened to participate in this Extraordinary Shareholders’ Meeting in order to resolve on the plan for the merger by incorporation (the “Merger”) of Sanpaolo IMI S.p.A. (hereinafter also “Sanpaolo IMI” or the “Absorbed Company”) in Banca Intesa S.p.A. (hereinafter also “Banca Intesa” or the “Surviving Company” and together the “Parties”).

This merger stems from an awareness by management of the two banks – in full harmony and convergence of views – that the progressive integration of European financial systems makes it necessary for Italian banks, even the largest and most efficient ones, to move quickly towards forms of productive and distributive consolidation in the interests of their customers, shareholders and the market.

If approved, the merger that we are proposing is to be considered, as per the intentions of those who initiated it and as part of the responsibilities of those executing it, a transaction “among equals”, which will fully protect the value of the history of the two groups, their specific qualities and their professionalism, combining in order to develop greater value for shareholders.

Through this merger, therefore, both banks will make a “strategic leap”, taking on a more European profile.

The resulting group (the “New Group”) will occupy the top European rankings in terms of economic size and amount of capital, as well as in terms of market capitalization.

It will be the largest banking group in Italy, with market shares of around or greater than 20%, due to the excellent manner in which the geography and business of the two banks complement each other, benefiting from the unique wealth of relationships with its 12 million retail customers. Furthermore, it will also be active in many other European countries, where it already counts some six million customers.

Projects and initiatives that were previously unthinkable by the two individual banks will now be both possible and achievable with this new larger structure and greater capacity to generate value.

Sanpaolo IMI and Banca Intesa both possess a wealth of history, banking culture and experiences that is unique in Italy, also in terms of the experience gained in consolidation processes with other Institutes. The merger can thus be carried out with minimal execution risk, optimizing on the strengths of the two banks and on the synergies achievable through said merger.

We describe below the reasons behind our proposal, the methods through which it may be carried out and the substantial benefits to be achieved in terms of efficiency, competitive positioning, value generation capacity and market capitalization.

THE STRATEGIC RATIONALE FOR SANPAOLO IMI

Phases of growth: the success of mergers

The recent history of the Sanpaolo IMI Group (hereinafter, also the “Group”) is characterized by the success, demonstrated by the economic results obtained and the well-known brand, of an external growth policy implemented via several important consolidation transactions.

The Sanpaolo IMI Group was created in 1998 as a result of the merger between Istituto Bancario San Paolo di Torino, commercial bank with a vast retail and corporate customer base in the north (where in the seventies, it acquired and subsequently incorporated Banco Lariano and Banca Provinciale Lombarda) as well as in the centre and on the islands, and Istituto Mobiliare Italiano, an entity organized by public law, established in the 1930’s and specialized in medium-long term credit to companies and public entities, but already diversified in personal financial services, through Banca Fideuram.

Banco di Napoli, institute with an extensive, deep-rooted tradition, was acquired in 2000, in order to integrate the distribution network of the Group with its widespread presence in the centre and south.

The merger with the Cardine Group, which in turn originated from the union of Casse Venete and Casse Emiliano Romagnole, was carried out between 2001 and 2002, providing the Group with an important market share in areas showing high economic potential.

Consolidation of the various banks into the Group’s culture occurred quickly, and the business plan presented to the market in October 2005 for the subsequent three-year period, stating the corporate mission as the creation of value sustainable over time “within a context of constant and responsible attention to the various members of the company”, fully recognized the value of the many components of the Group, as well as the importance of its territorial ties.

The “national territorial bank” model was introduced, which is highly distinctive compared to other banking groups, and involves the maintenance and promotion of regional brands, development of the local commercial presidium and strengthening of the relationships with families, small and medium-sized enterprises and the community. A model of “proximity” which, in strengthening the ties with the territory through simplification of the chain of command, encourages a direct relationship between bank and head of branch offices with Group management.

The year 2005 also marked the establishment of the Eurizon Financial Group, a company comprising all insurance business, professional asset management and asset gathering activities of the Group.

The underlying objective was to optimize these activities, which are characterized by significant professional expertise and high levels of value creation, by separating the creation of new products from the distribution of the products.

The separation of Eurizon thus enables optimization of the high growth potential of markets such as integrated assurance, protection of individual capital and income and long-term savings.

The operations undertaken over the last few years have been implemented and consolidated by now. The Group’s profitability is stable at high levels and the risk profile of assets and of the loans portfolio is among the best in the sector.

The half year financial situation as at last 30 June shows the Group as one of the leading Italian banking groups, with a solid market positioning: it ranks at the top in the national ranking in terms of number of branches, and between second and third place in terms of direct deposits and loans (first in lending to public entities) and absolute leadership in asset management and bancassurance.

The customer base continues to increase, in contrast to the trends underway at the system level: with over seven million customers, Sanpaolo IMI is one of the most impressive companies on the Italian market. Financial assets administered on behalf of customers amount to over 412 billion euro.

The profitability of the various lines of business — the organizational structure is illustrated in Table 1 — and the overall profitability at the Group level places Sanpaolo IMI at the top of sector rankings.

Annualized RoE amounts to 17.8%, while the ratio of operating costs and net interest and other banking income (cost/income) decreased further, to 53.1%. The ratio of net non-performing loans to loans amounts to 0.7%, one of the lowest risk ratios in the lending sector (see Table 2 for greater detail).

The financial objectives established in 2005 for the three-year period of the Plan have already been partially achieved (return on capital in 2008 of 18%) or are easily realizable (cost/income in the same year of 52%).

With equity of 13,949 million euro, the Group currently has solvency indicators that are among the most prudential and greater than the regulatory requirements (7.7% at the Tier I level and 10.4% at the total capital level).

The medium-long term rating is the highest in the sector (AA- for S&P and Fitch and Aa3 for Moody’s).

Over the last three years, the financial return per shareholder has always been excellent. Due to a payout of greater than 60% on average over the three-year period, the dividend yield (ratio of dividend to average annual price of the stock) amounted to 4.8%, one of the highest ratios for shares listed in Italy.

Attention to best practices in governance, a focus on customers, efficient organizational operation and social responsibility are characteristics that have always been a part of the ethical principles behind the commercial actions of the Group, and these have enabled Sanpaolo IMI to achieve full compliance with the most stringent regulations in force for companies listed on the New York Stock Exchange (Sarbanes Oxley Act).

Reasons behind the plan

Despite the excellent results for the Group, we cannot fail to mention, however, the emergence of macro-structural phenomena, such as:

•                    acceleration of the integration processes in the financial markets of EU countries as a result of the progressive adoption by Authorities of uniform governance and regulatory measures, as well as of profound changes in market structures (in the international settlement systems, in company-markets, etc.), also due to the opportunities provided by technological innovation;

•                    consolidation of the sector with a progressive merger of market participants. The objectives of these include the search for an appropriate critical mass and achievement of higher volumes, with impacts expected on the cost structure and on the effectiveness of commercial actions. In fact, it has been shown that there is a high degree of correlation between the level of market concentration in a Country and its profitability: concentrated markets (United Kingdom, Spain, France, Belgium, The Netherlands) are more efficient and have a level of profitability that is, on average, higher than that of less concentrated ones (for example, Germany).

In this evolutionary context, the Italian credit market, which still presents a high degree of fragmentation, is changing in light of the strategic moves of Italian and foreign operators, and as a function of the stimuli provided by various stakeholders.

Having already undergone extensive transformation in recent years, Italian banks are required to make a leap in terms of operating efficiency and commercial effectiveness, in order to maintain and consolidate their franchise. This objective cannot be reached – not even by the largest banks – with the current size structures, and a consolidation of the domestic market, which would strengthen the Institutes and allow them to compete with other European banks, is therefore widely desirable.

In this market scenario, Sanpaolo IMI, compared to its Italian competitors, is equipped with both an excellent capacity for generation of value, which is a result of the managerial actions taken, as well as an evolved business model with a high-capacity sales network able to achieve ambitious objectives of return on capital under conditions of productive efficiency. At the same time, the Group is smaller than other leading European banks with comparable national positioning: the market share of the commercial bank is around 10%, compared to an average of 15-20% for other leaders of national markets.

For the reasons mentioned above, this condition creates a sort of restriction against full expression of the commercial potential of the Bank over the medium term.

In fact, leader banks in Europe (with very few exceptions) have given maximum priority to domestic consolidation where the potential for value creation is highest. Development – subsequent or parallel – in specific areas characterized by geographical and/or product diversification has been evaluated by said banks, with focus on profitability, growth and risk levels, and limited to one or a maximum of two areas.

To this end, organic growth in Italy, for Sanpaolo IMI, would not ensure an increase in size that would enable the Group to achieve a new productive scale (and, therefore, unit costs that are structurally lower) or, and above all, the growth effect from “commercial effectiveness”, which is a characteristic of banks with strong territorial ties.

However, a large merger on the domestic market would allow significant optimization of the size effect on both commercial effectiveness and operating efficiency, enabling maximization of synergies – mainly on the cost side, with overlapping of technologies and service activities – and reconciling shareholder expectations of an adequate return on investment and growth in value over time with those of customers and of the market.

Furthermore, a solid market position in Italy, a greater capital base and an increased cash flow create the conditions necessary to take on a more active role at the European level, opening up new strategic possibilities not available to the current configuration.

A final consideration regards the Bank’s market value. Over the last few years, market capitalization of the stock has grown significantly. However, in a comparative analysis with other European banks that were considered to be comparable in the past, there is an evident gap.

To this end, a reconstruction of the capitalization of certain stocks over the last decade demonstrates significant gaps resulting from the M&A decisions made:

(in €/billion pro forma)	Sanpaolo IMI	UCI	BNP	SCH	RBS
Market capitalization (1996)	4	2	5	6	5
Market capitalization (average 2006)	27	61	66	73	83
Difference from Sanpaolo IMI capitalization (1996)	=	+2	-1	-2	-1
Difference from Sanpaolo IMI capitalization (2006)	=	-34	-39	-46	-56

A logical choice

In light of the above considerations and with the assistance of an advisor, a preliminary evaluation of the profiles of potentially interesting Groups with which to merge was carried out, selecting the most suitable candidates based on parameters such as size, geographical complementarity, compatibility of business models and a number of market and profitability indicators.

There were only a few groups of potential interest in Italy, and some of these, although subjected to examination, were determined not to possess a suitable level of feasibility.

The case of Banca Intesa immediately appeared to be an attractive one, also due to the strong conviction by its own management regarding this opportunity for the bank to carry out an actual “leap in size” with an Italian banking partner, having completed its re-launching in recent years and successfully launched its new three-year Plan.

This convergence of strategic interests was accompanied by full compliance of the business specifications to the parameters selected by the advisor.

More specifically, Banca Intesa is similar in size to Sanpaolo IMI, with a retail market share in Italy of 10%, enough to make a significant contribution to growth. In addition, its underlying business policies are entirely consistent, with (a) a distribution structure that values local brands (optimizing, like Sanpaolo IMI, on the territorial ties), (b) the presence of specialized units (in ‘investment banking, lending to public entities, etc.), (c) targeted investments in countries of Central and Eastern Europe not covered by Sanpaolo IMI (or where their presence does not overlap); (d) an organizational layout very similar to that recently adopted by the Group. In addition, the Bank has suitable equity ratios, high profitability/efficiency parameters and a quality loans portfolio.

On these premises, we worked with the assistance of an advisor and in collaboration with Banca Intesa management to define the general guidelines of a merger plan.

Framework Agreement

Following resolutions by the Boards of Directors of Sanpaolo IMI and Banca Intesa last 26 August, the guidelines for the Merger were announced to the market. These are contained in a document signed on the same date, (the “Framework Agreement”), which also established the bases of the possible future layout of the New Group’s governance (with the adoption of the dualistic model), identified the “Guidelines” for the plan of the merger of the two groups, and defined, on the basis of estimates by the respective advisors, a temporary exchange ratio of 3.115 ordinary shares of Banca Intesa (newly issued) for each ordinary or preference share of Sanpaolo IMI.

Table 1

Structure of the Sanpaolo IMI Group at 30/06/2006

Structure of the Sanpaolo IMI Group at 30/06/2006

(1)          The deed for the merger by incorporation of Fideuram Assicurazioni in EurizonTutela (formerly Egida) was signed on 31/07/2006 and is legally effective from 1 September 2006

(2)          70% of the capital of Gest Line was ceded to Riscossione Spa with effective date of 30 September 2006.

(3)          The merger by incorporation of Sanpaolo IMI Private Equity in IMI Investimenti was completed on 30 September 2006.

(4)          Company for which a disposal process has been initiated (IFRS 5).

Table 2 Key figures and balance sheet indicators of the Sanpaolo IMI Group

Balance sheet

Assets	30.06.2006	31.12.2005	30.06.2005

Financial assets held for trading	21,645	25,037	36,559
Other financial assets(1)	53,821	54,900	56,291
Due from banks	31,094	28,836	26,165
Loans to customers	147,330	139,507	132,443
Property, equipment and intangible assets	3,723	3,185	3,269
Tax assets	2,447	2,728	3,299
Other assets	10,183	9,065	9,600

Total Assets	270,243	263,258	267,626

Liabilities and Shareholders’ Equity	30.06.2006	31.12.2005	30.06.2005

Due to banks	36,376	35,682	39,963
Direct customer deposits (2)	146,518	139,291	143,932
Financial liabilities held for trading	9,608	11,342	11,685
Tax liabilities	950	860	1,261
Allowances for specific purpose (3)	2,575	2,883	2,627
Technical reserves	22,000	22,113	21,709
Other liabilities	38,062	37,371	33,958
Share capital	5,400	5,239	5,236
Reserves (4)	6,240	5,208	5,136
Valuation reserves	1,374	1,286	1,225
Net income	1,140	1,983	894

Total Liabilities and Shareholders’ Equity	270,243	263,258	267,626

(1) Sum of captions 30, 40 and 50

(2) Sum of captions 20 and 30

(3) Sum of captions 110 and 120

(4) Sum of captions 170, 180, 200 and 210

Statement of income

		(in millions of euro)
Captions	30.06.2006	30.06.2005

Interest margin	2,434	2,149
Net fee and commission income	1,643	1,527
Net interest and other banking income	4,428	4,207
Net income from banking activities	4,224	3,999
Net income from banking and insurance activities	4,062	3,577
Operating costs	-2,352	-2,236
Income before tax from continuing operations	1,769	1,432
Income after tax from continuing operations	1,130	925
Net income	1,174	921

Parent Company’s net income	1,140	894

Operating structure

Operating structure	30.06.2006	31.12.2005	30.06.2005

Number of employees (#)	42,647	43,666	43,628
- Italy (#)	39,875	41,002	41,010
- Abroad	2,772	2,664	2,618
Number of branches	3,317	3,289	3,249
- Italy	3,186	3,172	3,134
- Abroad	131	117	115

THE BANCA INTESA GROUP

History and growth of the Group

The Intesa Group was created in 1998 from the merger of Cariplo and Ambroveneto.

Banco Ambrosiano Veneto is in turn a result of the merger between Nuovo Banco Ambrosiano and Banca Cattolica del Veneto, two organizations with deep ties in the Lombardy and Triveneto regions and present, through Caboto, on the international financial markets.

Cassa di Risparmio delle Province Lombarde, founded in 1823, represents a long-standing point of reference for the economy and for local institutions, fostering a social sensibility that is still today the valuable heritage of Banca Intesa. In the seventies, the Cassa increased its image as a commercial bank and during the subsequent nineties, pursued a strategy of mergers with local banks, taking over several Southern banks, which then became part of Banca Carime (merging with Banca Intesa in 2000) and many others, especially in Central Italy (subsequently joining to form Intesa Casse del Centro).

Between the end of 1998 and the beginning of 1999, two banks with deep territorial ties in their respective regions, Cassa di Risparmio di Parma e Piacenza and Banca Popolare FriulAdria, joined the Intesa Group.

In 1999, a Public Exchange Offer was launched for 70% of Banca Commerciale Italiana, subsequently incorporated in 2001. Banca Commerciale Italiana, established in 1894 in Milan, was historically dedicated to corporate business and operated on a more international level. In fact, the bank’s contribution to the Group included, among other things, foreign business in Hungary, Croatia, Brazil, Peru and Argentina.

In September 2002, the new management of Banca Intesa presented the 2003-2005 business Plan, which contained an ambitious plan for the commercial and operational consolidation of the banks acquired, as well as restructuring and re-launching of the Intesa Group.

The intervention priorities included the following: i) the quality of assets and improvement of the risk profile ii) strengthening of the capitalization level iii) the search for platforms for sustainable growth, through alliances with leading international financial operators.

A new, cohesive management team ensured achievement of the objectives formulated during this phase of restructuring, bringing the RoE from 2% at the end of 2002 to 16% at the end of 2004.

Other important initiatives undertaken during the period include:

i.                     the essential withdrawal from South America and consolidation and re-launching of investments in Central and Eastern Europe, areas considered to be strategic;

ii.                  joint ventures with the Generali Group in bancassurance and with Crédit Agricole in Asset Management;

iii.               the sale without recourse of about 9 billion in gross non-performing loans.

Plans and results achieved

In July 2005, having reached the objectives of the expiring plan, a new business plan for the 2005–2007 three-year period was defined, which ambitiously aims to place Banca Intesa – have successfully completed the restructuring phase – among the leading European banks in terms of creation of value, profitability, capitalization and quality of customer service through a determined growth policy.

The main strategic levers to reach said objective are the following:

•                  Sustainable growth (average annual increase in income of 7.4% by the end of the period covered by the plan), based on three fundamental pillars: (i) customer satisfaction, due to the capacity to respond to the specific requirements of each type of clientele; (ii) development of people working within the Group through training initiatives, motivation for individual and team work and maximum extension of the stock plan to employees; (iii) the plan for investment in innovation (almost two billion euro over the three-year period), mainly focused on increasing the quality of customer service.

•                  Stringent cost control (CAGR of 1.1% by the end of the period covered by the plan), completing the various restructuring efforts during the previous plan, including: rationalization of structures, simplification of the organization, increase in the efficiency of Information Technology and revision of the main products and operating processes.

•                  Focus on risk management and allocation of capital, through promotion of specifically developed tools (for example, the Basel II Advanced model for credit risk; Algo-Suite TM and Intesa-Suite technologies for market risk) and stringent policies introduced over recent years.

The main financial objectives of the Group for 2007 are as follows:

•                  RoE of 20% (16% in 2004 on a homogeneous basis).

•                  Core Tier 1 ratio of 7.2%.

•                  Cash dividends for over 5 billion euro during the three-year period, from 1.5 in 2005 to over 2 billion in 2007.

As of last 30 June, at about halfway through the three-year plan, the Intesa Group confirmed its positive growth trend and the attainability of its targets, becoming one of the leading Italian banks: first place in the national ranking in terms of loans and direct deposits and second place in terms of number of branches.

The Intesa Group has total assets of 280 billion euro, loans to customers of 176 billion euro, direct customer deposits of 194 billion euro and assets managed on behalf of customers for 488 billion euro (see Table 4 for greater detail).

The operating structure of the Group counts about 4,400 branches, with a total of over 71,000 employees (also including the recent acquisitions of UPI Banka in Bosnia-Herzegovina, completed in February 2006, and Ukrsotsbank in the Ukraine, currently underway).

In Italy, the Group operates across the country with a network of about 3,100 branches, and it offers a wide range of banking and financial services to over 7 million families and 1 million companies.

Banca Intesa is also present abroad through a network of branches, representative offices and subsidiary banks located mainly in Central and Eastern Europe (Bosnia, Serbia-Montenegro, Croatia, Hungary, Slovakia, the Russian Federation, Ukraine).

The economic results achieved during the first half of 2006 confirm the positive trend of 2005. Profitability is high, with an annualized RoE of 18.7%, as a result of solid growth in revenues across all Divisions, and particularly in the Corporate and Foreign Banks Divisions.

The Intesa Group has also achieved excellent results in terms of efficiency, with the ratio of operating costs to net interest and other banking income (cost/income) down to 50.2%, compared to 54.6% in 2005 and 52.2% during the first half of 2005, despite investments supporting growth, which are now in the advanced implementation phase (59%) with respect to the Plan’s schedule.

The quality of assets remains at levels in line with European best practices, with low credit risk indices (net non-performing loans/loans at 0.8% with net adjustments/loans at 0.21%).

With net shareholders’ equity of € 16.8 billion, Banca Intesa also has a solid level of capitalization, with high solvency indicators (8.1% at Tier I level and 10.8% at total capital level) that ensure a high medium-long term rating (A+ for S&P, AA- for Fitch and Aa3 for Moody’s).

The average return on the stock per shareholder over the last three-year period has also been at very positive levels, with a 3.7% yield for ordinary shares (4.8% for savings shares) and an average pay-out of 39%.

Structure and lines of business

The organizational structure of the Intesa Group comprises five business Divisions governed and supported by the Central Management (Table 5): (i) Network Division, (ii) Corporate Division, (iii) Italian Banks Division, (iv) Foreign Banks Division and (v) Banca Intesa Infrastructures and Development. All the customers of the Group have been assigned to these Divisions through specific segmentation.

The Network Division serves approximately 5.8 million customers and handles Private customers (Families, Premium and Private), Small Business (with turnover of less than 2.5 million euro), Corporate (with turnover of between 2.5 and 50 million euro), Religious Entities and Non-Profit Organizations. The services offered include current accounts, consumer credit, overdrafts, mortgage loans, debit cards and investment and savings products. For private customers (total of about 38,000 with Assets Under Management greater than one million euro), there is a specialized service provided by a specific Bank under the direct control of the Network Division: Banca Intesa Private. Until now, about 23,000 customers of the Intesa Group have decided to seek the assistance of this specialized service (the other 15,000 continue to be served by the Retail Network).

The distribution channels of the Division consist of a network that comprises over 2,100 branches and by direct/remote channels (ATM, Internet Banking, Mobile Banking, Telephone Contact Center).

The Italian Banks Division includes Italian subsidiary banks with strong local roots, serving a total of around 1.7 million customers at over 900 branches. The Division includes Banca di Trento e Bolzano (76 branches and about 90,000 customers), Cassa di Risparmio di Biella e Vercelli (101 branches and about 100,000 customers), Cassa di Risparmio di Parma e Piacenza (310 branches and about 630,000 customers), Banca Popolare FriulAdria (149 branches and about 280,000 customers) and Intesa Casse del Centro, which in turn controls a network of Banks in Central Italy that counts 307 branches and about 560,000 customers (CR Terni e Narni, CR Rieti, CR Viterbo, CR Spoleto, CR Foligno, CR Città di Castello, CR Ascoli Piceno and CR Fano).

The Corporate Division manages and develops relationships with large and medium-sized companies (turnover of over 50 million euro) and financial institutions through about 52 branches (for a total of about 20,000 customers in total). Services of the Corporate Division include deposits, overdrafts, discounting of notes, import/export loans, advances on contracts and invoices, medium-long term loans, payment services and brokerage, risk management and corporate finance services, including assistance in mergers and acquisitions and corporate valuations and restructuring. The Division also oversees the foreign network, consisting of branches (London, New York, Hong Kong, Shanghai and Tokyo), representative offices (Ankara, Beirut, Cairo, Mumbai, Moscow, Beijing, Seoul, Teheran, Tunisia and Warsaw) and foreign subsidiary banks specialized in corporate banking.

The Foreign Banks Division includes foreign subsidiary banks that carry out retail and commercial banking activities, with strong leadership positions in their respective areas. Including deals currently under completion, the Foreign Banks Division serves over five million customers with almost 1,300 branches. More specifically, the Foreign Banks Division includes the following Banks: Central European International Bank – CIB in Hungary, Privredna Banka Zagreb – PBZ in Croatia, Vseobecna Uverova Banka – VUB in Slovakia, KMB Bank in the Russian Federation, UPI Banka and LTG in Bosnia, Banca Intesa Beograd (formerly Delta Banka) in Serbia-Montenegro and Ukrsotsbank in the Ukraine.

Banca Intesa Infrastructures and Development, created in 2005, handles the relationships with central or local public entities and with government-owned companies through a complete offer of commercial and investment banking products and services, with a total of about 4,000 customers.

The product companies are headed by the Network and Corporate Divisions, with the dual function of developing the business Divisions and further expanding the market served by the Group. In particular, the Network Division oversees:

•                  Setefi, responsible for processing, issuing and acquiring activities for Group cards.

•                  Intesa Leasing, in charge of the Group’s activities in the leasing sector.

•                  Intesa Mediocredito and Banca CIS, specialized in business loans and reporting to the Network Division due to the prevalence of small business customers served as compared to Large and Mid Corporate.

•                  The insurance companies Intesa Previdenza and Intesa Vita, in joint venture with the Generali Group, specialized in Bancassurance products.

•                  Crédit Agricole Asset Management SGR, joint venture with the French group, with a 35% stake held. The Intesa Group signed a distribution agreement in 2005, with a duration of twelve years, for placement by the sales network of the Intesa Group of managed savings products created by CAAM.

The Corporate Division, on the other hand, oversees Intesa Mediofactoring, company specialized in the factoring sector, and Banca Caboto, which is specialized in capital markets activities.

The agreement with Crédit Agricole

Crédit Agricole — one of the most important French and European banks — became shareholder of Nuovo Banco Ambrosiano in December 1989, acquiring part of the shares from one of the company’s founding members, Banca Popolare di Milano, which intended to dispose of its stake.

Since then, this bank has had a significant role as shareholder of Banca Intesa, participating in the Shareholders’ Agreement and also providing economic support for growth.

On 11 October 2006, Banca Intesa and Crédit Agricole, current shareholder of Banca Intesa with a 17.8% stake of voting capital, announced to the market the entering into an agreement (hereinafter, the “Agreement”) on the following key points:

•                  the current agreements between Banca Intesa and Crédit Agricole in terms of asset management contain clauses that may represent limitations with respect to the activities of the New Group in this sector;

•                  Banca Intesa is interested in allowing the New Group to develop freely in the asset management sector;

•                  Banca Intesa is also aware of the fact that the New Group may be required to dispose of a certain number of branches in order to comply with antitrust regulations. It is therefore in its own interest to optimize the disposal of said assets;

•                  Crédit Agricole is interested in maintaining a strategic positioning in Italy, separate from Banca Intesa, and acquiring from the latter activities related to retail banking.

The Agreement envisages:

A) transfer from Banca Intesa to Crédit Agricole of:

1.               the entire investment held in Cassa di Risparmio di Parma e Piacenza (equal to 100% of the capital) for a cash amount of 3.8 billion euro;

2.               the entire investment held in Banca Popolare FriulAdria (equal to 76.05% of the capital) for a cash amount of 836.5 million euro;

3.               193 branches of Banca Intesa defined by the parties — to be assigned to the two aforementioned subsidiary banks – for a cash amount of 1,330 million euro;

B) development of the partnership between Banca Intesa and Crédit Agricole in asset management:

•                  development of a feasibility study on the possible establishment of a Pan-European joint venture in the asset management sector;

•                  should one of the parties not deem the establishment of a joint venture to be feasible, CAAM sgr will be wound up under the same conditions as those of the original sale of 65% of Nextra by Banca Intesa to Crédit Agricole. From the date of transfer of the branches (between 1 February and 31 March 2007) until 12 October 2007, Banca Intesa will be able to exercise a call option and Crédit Agricole a put option with respect to the assets amounting to 65% of Nextra Investment Management, sold by Banca Intesa to Crédit Agricole in December 2005, for an amount equal to the price paid last December (815.8 million euro), less the dividends collected in the meantime by Crédit Agricole and plus the cost of equity accrued during the period (calculated by applying an interest rate of 9% to 815.8 million). Crédit Agricole will keep the originally conferred asset management activities relative to institutional clients and will be able to distribute its own products via the retail networks acquired;

•                  until exercising of the call/put options, the current agreements will remain effective, amended by two issues of exclusive distribution: following the merger, Crédit Agricole will forgo the right to acquire companies of the Sanpaolo IMI Group operating in the asset management sector, and will consider branches of the Sanpaolo IMI Group as not belonging to the network covered under the distribution agreement;

C)    maintenance of the current consumer credit agreements of the Intesa Group before the merger for three years, after which time the parties will reconsider the shareholder structure of Agos. A call/put option for disposal to Crédit Agricole of the 49% stake held in Agos by Banca Intesa will be exercisable.

The valuation of Cassa di Risparmio di Parma e Piacenza, Banca Popolare FriulAdria and of the 193 branches subject to disposal is in line with the market multiples of comparable transactions and is confirmed by analyses carried out by the independent expert Prof. Paolo Jovenitti, appointed by Banca Intesa. Valuation of the assets representing 65% of Nextra Investment Management and sold at the end of 2005 has also been corroborated by said independent expert.

Sanpaolo Imi appointed Prof. Enrico Filippi and Prof. Carlo Pasteris to carry out the same valuation analysis. The two experts have issued their opinions on the congruity of the prices agreed within the aforementioned Agreement.

The main economic and balance sheet data for the assets subject to the sale are provided in the following table:

Table 3

Data at 30 June 2006	CR Parma e Piacenza	Banca Popolare FriulAdria	Branches
Number of branches (units)	310	149	193
balance sheet data (€/billion)
Loans	12.5	4.0	5.0
Direct deposits	13.0	3.4	7.6
Indirect deposits	27.6	5.2	11.3
Net shareholders’ equity	1.1	0.5	n.a.
economic data (€/million)
Net operating income	389	127	220
Income from operations	226	65	90
Net profit	121	30	50

The Board of Directors of Banca Intesa approved the Agreement on 12 October 2006. Finalization of the agreement is subject to authorization by the relevant authorities, as well as stipulation of the deed of merger.

Payment of the total amount of approximately 6 billion euro for the sale of Cassa di Risparmio di Parma e Piacenza, Banca Popolare FriulAdria and the 193 branches will result in a capital gain of around 4 billion euro for Banca Intesa.

The overall terms and economic and equity impacts of this agreement have been taken into consideration in this Report.

As part of the Agreement, Crédit Agricole also indicated its interest in remaining a shareholder of the New Group, reducing, however, its stake to less than 5% of the post-merger capital and withdrawing from agreements with other shareholders of Banca Intesa (in this regard, see below).

Table 4 Key figures and balance sheet indicators of the Intesa Group (°)

Balance sheet

			(in millions of euro)
Assets	30.06.2006	31.12.2005	30.06.2005
			restated (*)
Financial assets held for trading	51,160	51,067	60,831
Other financial assets (1)	7,307	7,189	7,330
Due from banks	29,338	27,111	26,652
Loans to customers	176,023	169,478	157,702
Property, equipment and intangible assets	4,211	4,280	3,419
Tax assets	2,817	3,096	3,148
Other assets	9,341	11,314	11,941

Total Assets	280,197	273,535	271,023

Liabilities and Shareholders’ Equity	30.06.2006	31.12.2005	30.06.2005
			restated (*)
Due to banks	36,598	31,771	33,250
Direct customer deposits (2)	193,761	187,590	182,072
Financial liabilities held for trading	16,750	21,249	26,217
Tax liabilities	1,658	1,091	1,288
Allowances for specific purpose (3)	2,856	2,834	2,802
Technical reserves	—	—	—
Other liabilities	10,997	11,494	10,013
Share capital	3,613	3,596	3,596
Reserves (4)	11,520	10,056	9,956
Valuation reserves	968	829	629
Net income	1,476	3,025	1,200

Total Liabilities and Shareholders’ Equity	280,197	273,535	271,023

(*) Figures recalculated according to Bank of italy instructions issued on 22/12/2005)

(1) Sum of captions 30, 40 and 50

(2) Sum of captions 20 and 30

(3) Sum of captions 110 and 120

(4) Sum of captions 170, 180,  200 and 210

Statement of income

Captions	30.06.2006	30.06.2005	% change
		Reclassified (*)
Economic data (millions of euro)
Net interest	2,773	2,627	5.6
Net commissions	1,845	1,764	4.6
Profit (losses) on financial trading activities	531	336	58.0
Net operating income	5,261	4,841	8.7
Operating expenses	-2,640	-2,528	4.4
Income from operations	2,621	2,313	13.3
Net adjustments to loans	-372	-312	19.2
Net profit	1,476	1,200	23.0

Captions	30.06.2006	31.12.2005	% change
		Reclassified (*)
Balance sheet data (millions of euro)
Loans to customers	176,023	168,767	4.3
Financial assets / liabilities held for trading	34,410	29,818	15.4
Available-for-sale financial assets	4,828	4,380	10.2
Fixed assets	8,834	9,188	-3.9
Total assets	280,197	273,760	2.4
Customer deposits	193,761	187,207	3.5
Indirect customer deposits	293,926	287,800	2.1
of which managed	58,006	59,045	-1.8
Net interbank position	-7,260	-4,576	58.7
Net shareholders’ equity	16,832	16,705	0.8

Operating structure	30.06.2006	31.12.2005	absolute changes
		Reclassified (*)
Number of employees (#)	58,301	57,484	817
of which: Italy (#)	42,521	42,062	459
Foreign	15,780	15,422	358
Number of bank branches	3,900	3,851	49
of which: Italy	3,129	3,106	23
Foreign	771	745	26

Table 5

Main Group Companies

THE NEW BANKING GROUP

A large European bank

The merger between Sanpaolo IMI and Banca Intesa is a significant event for the banking sector and the Italian economy in general, creating a top-notch operator able to compete in the financial services sector at the European level.

The New Group will be the leading operator in the national banking sector, with a market share of around or greater than 20% for all products and services, due to an excellent degree of geographic and business complementarity. In terms of both capital and economic resources as well as market capitalization, it will occupy top positions in the European rankings, able to count on a wealth of customer relationships that is unique in Italy – 12 million retail customers – and very significant at the continental level, with over 6 million customer relationships in other countries.

The structural homogeneity and similarity of the organizational models of the two Groups will allow for the achievement of significant synergies in the merger, as well as economies of scope in those areas of production in which specialization of the offer and product innovation take precedence, according to the experiences of the major European banking groups.

The leadership position and the new size, with consequent advantages in terms of productive efficiency, will enable the New Group to pursue significant levels of value creation that may translate into a benefit for the entire Italian productive system, as well as for customers (in terms of conditions, product range, overall performance) and shareholders.

The New Group, already taking into account the transactions set forth under the Agreement with Crédit Agricole, will have a solid capital base (greater than 50 billion euro, with almost 44 bn euro in total pro forma regulatory capital at 30/06/06 and a Tier 1 ratio of approximately 10%) and will  move towards the achievement of maximum profitability objectives (the net profit target for 2009 is estimated at about 7 billion euro(1)). Profits generated will strengthen the capital levels of the New Group, while maintaining a dividend payout equal to almost 60%.

The merger of the two banks will produce substantial benefits for customers, who will have access to the best products currently available from the two Groups and, above all, to new products offered at increasingly competitive conditions. Due to the greater capacity to carry out investments in technology, promote innovation and attract and retain talent, the New Group will be able to improve the overall level of service and performance.

This New Group will represent a reference point for our Country, becoming the unifying hub for the extended Milan-Turin metropolitan area, and strengthening the bond with local entities in the North, Centre and South of Italy. As such, it will constitute an important driving force for growth of the economy, ensuring support for new investments in public works and supporting Italian companies in their activities, both nationally and internationally.

(1) Figure including the synergies and before the merger costs of 2009

The creation of solid foundations at the national level, together with the significant value generated by the transaction, represent an opportunity for growth which, once the merger has been completed, will allow the New Group to undertake projects and initiatives for international expansion, otherwise denied to the two institutes on an individual basis.

In particular, the New Group will be market leader in Italy:

•      in terms of distribution network, with about 5,500 branches corresponding to a market share of over 17% and complete and uniform geographic coverage of the entire country, particularly widespread in the wealthiest regions;

•      in the Retail, Private and SME segments, due to a retail customer base that is 12 million strong; direct deposits of about 273 billion euro by customers in Italy and a leadership position in the placement of asset management products and life insurance policies, where it will enjoy a market share of 31% of funds placed and 28% of new life insurance premiums collected through the banking and postal channel; a leading position in the residential mortgages segment, with over 10.7 billion euro in stock;

•      in Corporate & Investment Banking, where it will be by far the leading national operator, with an overall share of almost 20% of total loans to companies. The New Group will be a powerful main player in factoring, trade finance, and in the areas of project and acquisition finance and syndicated lending. It will also become the key Italian operator in the capital markets segment, achieving a significant critical mass in market-making activities;

•      in the Public Entities and Infrastructures sector, where it will achieve the position of leading specialized operator, with over 23 billion euro in financing to customers (including securities) and a market share estimated at around 22%. Backed by this strong position in Italy, the New Group will explore opportunities to expand business to the rest of Europe, optimizing on its expertise in the sector and on the consolidated presence of the New Group abroad;

•      in Asset Management and Bancassurance where with Eurizon, market leader in the promotion and management of mutual funds with a market share of 19%, and Eurizon Vita, in third place in terms of the issuance of insurance premiums in the life branch, it will further benefit from the Agreement between Banca Intesa and Crédit Agricole in Asset Management.

It will also enjoy a strong positioning in Central and Eastern Europe:

•      it will be the sixth largest in the area in terms of assets, with an active presence, based on the current scope, in 10 countries and about 850 branches, with total assets of 23 billion euro. Following completion of the acquisition in the Ukraine, said scope will expand to 10 countries and approximately 1,370 branches and total assets of 25 billion euro.

•      More specifically, it will be present in the following countries:

•      Serbia, through Banca Intesa Beograd, second largest bank in the Country (with a market share of approximately 11%) and where Sanpaolo IMI is currently in the process of acquiring Panonska Banka, which has a market share of around 2%;

•      Croatia, through PBZ, second largest bank in the Country (with a market share of approximately 18%) and specific expertise in the monetics sector (credit cards);

•      Slovakia, through VUB, second largest bank in the Country (with a market share of about 16%) and specific expertise in consumer credit;

•      Hungary, through CIB and IEB, which together represent the third largest banking group in the Country, with a market share of about 9%;

•      Bosnia, through UPI, fifth largest bank in the Country, with a market share of about 4%;

•      Albania, through BIA, fifth largest bank in the Country, with a market share of 5%;

•      Slovenia, through Banca Koper, sixth largest bank in the Country, with a market share of approximately 6%;

•      Russia, through KMB Bank, leader bank in the small business sector;

•      Romania, through Sanpaolo IMI Bank, with a market share of 1%;

•      Ukraine, where the acquisition of Ukrsotsbank by Intesa (under completion) would allow the New Group to become the fifth largest bank in the Country, with a market share of 5%.

Strategic objectives and lines of development

As has been mentioned, the Framework Agreement has defined the “Guidelines” for the merger of the two banks. Based on said guidelines, Sanpaolo IMI and Banca Intesa have therefore developed a merger plan that outlines, in the regulations for defining the Industrial Plan, the principal lines of strategic development of the New Group. In this context, the following objectives were considered qualifying:

•       Consolidating excellence in relationships with customers, through a significant focus on product/service innovation – obtained also via the greater investment capacity made possible by the merger –, widespread coverage of the entire country and universal implementation of best practices in terms of operations and management of the two Groups;

•       Achieving and maintaining clear cost leadership, due to economies of scale in the product factories and in the service/support activities and to the synergies in governance and control functions;

•       Encouraging personal and professional growth of employees, in order to develop the quality and motivation of human resources, a key success factor for the New Group. In fact, creation of a Group leader in Italy with ambitions of international growth will offer new professional development opportunities for both current employees as well as for talented new resources that the New Group will be able to attract;

•       Supporting growth of the Country, through the financing of large works and support of corporate growth both nationally and internationally, development of local businesses and the innovation and modernization of public administration;

•       Significantly strengthening presence abroad, benefiting from the strong growth potential of the Foreign Banks already controlled in Central and Eastern Europe  and creating the conditions to develop further geographical diversification in the future;

•       Optimizing the risk profile and capital management, taking advantage of the excellent asset quality of the two Groups and of the sophisticated risk management processes/tools.

The principal action points in the five macro-areas into which the New Group’s activities will be organized and to which the business lines of the new organizational structure will correspond are provided below.

Lines of development in Retail, Private and SME

For its retail, private and SME activities, the New Group proposes to share the benefits deriving from its leadership position with its customer base, optimizing on the advantages resulting from the bigger size and national presence and, at the same time, on its widespread presence across the country, by virtue of the territorial bank model adopted.

In each territory, the New Group will operate with the objective of developing strong ties, providing customers (retail, private and SME) with the financial tools for realization of their respective projects.

The physical channels will be accompanied by a high-quality network of remote channels - phone banking, mobile banking and internet banking.

A review of the distribution structures, already initiated individually by the two Groups, in conjunction with the further rationalization achievable through the merger of networks and product innovation resulting from investments in technology, will lead to very high levels of effectiveness – quality of operations and service – and efficiency – lower unit costs – with significant advantages for customers in terms of simplicity and costs of services.

Lines of development in Corporate & Investment banking

The mission of the Corporate & Investment Banking division will be to support the balanced and sustainable development of medium/large companies and financial institutions with a medium-long term view, both nationally and internationally, through the building of consolidated relationships based on:

•       the capacity to manage the relationship from the “global partnership” point of view, based on in-depth knowledge of the corporate strategies and a complete offer of financing services and financial consulting able to support them;

•       an active role in the corporate growth process, establishing itself as leader in the domestic market for investment banking and structured finance activities;

•       strong international growth, to support both Italian clientele as well as selected foreign clientele, in specific product areas such as structured finance and trade finance;

•       leadership in the financial markets, by taking advantage of the critical mass of transactional flows originating from customers of the New Group, consistently with the opportunities offered by the European regulatory system and by the evolution of technologies, as well as by building a selective and sustainable positioning on the secondary credit markets.

A key element of the New Group’s growth strategy in Corporate & Investment Banking will be continuous improvement in its risk management capacity through a combination of the best methods, tools and processes of the two Groups and more complete information on customers.

Lines of development in the Public Entities and Infrastructures sector

In this sector, the New Group will be involved in the financing of infrastructures and services for public utility, with specialized product teams and a dedicated network that will maintain close ties with the territory (Municipalities, Provinces, Regions, local companies, etc.). Activities will expand to include financing of universities and public research, participating in large urban and territorial development projects.

Taking advantage of its distinctive competences and of the critical mass developed in Italy in this sector, the New Group will also be involved in identifying and pursuing development opportunities abroad, particularly with respect to the financing of public works in Strategic Countries for the New Group.

Lines of development in Foreign Banks

First of all, the New Group aims to consolidate and strengthen its presence in Central-Eastern Europe and, eventually, in the Mediterranean Basin, and to repeat the high growth rates achieved in recent years in its historical locations and develop the most recent acquisitions, with the final objective of achieving a leading position in all countries in which it is present.

To this end, in addition to a gradual process of simplification of structures in those countries (especially Hungary and Serbia) in which the New Group will have more than one commercial bank as a result of the merger, the construction of a consolidated “regional” technological and operating platform serving all banks of the New Group in Central-Eastern Europe will be evaluated, with the objective of improving the efficiency and quality of operations and facilitating the integration of any other banks acquired.

Lines of development in Asset Management and Bancassurance

The Agreement stipulated on 11 October by Banca Intesa and Crédit Agricole opens up new opportunities in this area, strengthening the development prospects of Eurizon.

This company may therefore confirm the plan for organic and external growth already initiated, which includes strengthening of the distribution model, development of new proprietary sales channels and acceleration in product innovation.

There are substantial opportunities for development in this sector, both on the demand side, in terms of new pension products, medium-term savings and the protection of people and their income, as well as on the supply side, in consideration of the consolidation processes underway among operators and the trend towards progressive separation of service “producers” and “distributors” on the market.

The business model and the organizational structure

The business model of the New Group, backed by the strong existing compatibility between the Sanpaolo Imi and Banca Intesa models, will be such as to allow rapid convergence of production processes and integration of the commercial structures. The principal strategic choices under said model include:

•      the presence of an operational Parent Bank with clear management responsibilities over the New Group;

•      the strengthening, in terms of distribution, of the territorial bank model, with the assignment of a single brand to each specific territory. More specifically, the networks of Sanpaolo IMI and Banca Intesa will be combined to create a single brand and a geographical presence that does not overlap with that of local banks.  Commercial coordination will be ensured by marketing structures of the group specialized by customer segment;

•      the creation of a business unit responsible for the relationship with mid and large corporate customers which operates across the entire country.

The organizational structure will therefore be based on a Parent Bank that carries out operations, directly or through subsidiaries, in the following macro business areas:

•      Territorial Bank Business Unit

•      Corporate & Investment Banking Business Unit

•      Public Entities and Infrastructures Business Unit

•      Foreign Banks Business Unit

•      Eurizon Financial Group Business Unit

The Parent Bank resulting from the incorporation of Sanpaolo IMI in Banca Intesa will have registered offices in Turin and operating headquarters in Turin and Milan. It will be responsible for the management, governance and control of the entire Banking Group.

Central Functions of Governance and Control

The central governance and control functions will be distributed in a well-balanced manner between Milan and Turin, taking into consideration their respective strategic and operational importance. The activities of the two with respect to the Business Units will be exercised in such a way as to ensure the required homogeneity and uniformity of action to the New Group as a whole, allowing optimization of the synergies of scale linked to the merger.

The Business Units will be organized into Divisions, with the exception of the Public Entities and Infrastructures Business Unit and the Eurizon Financial Group, which will operate as companies.

Territorial Bank Business Unit

The Territorial Bank Business Unit will be based in Turin, with the mission of serving retail (households, affluent, small business), private and SME customers of the New Group in Italy. It will be structured and managed by pursuing the widespread command of areas in which it has strong roots, through promotion of the local brands of the banks through which Sanpaolo IMI and Banca Intesa currently operate and the central role of the Area/Bank Manager as a point of reference for the New Group within the specific area. This model requires coverage of the national market to be assigned to the predominant brand in each local context or, alternatively, to the historical brand of a Bank Network or the Parent Bank.

To this end, Cassa di Risparmio di Padova e Rovigo S.p.A. (Cariparo), Cassa di Risparmio in Bologna S.p.A. (Carisbo), Banco di Napoli and Friulcassa will be identified, respectively, as the reference banks for the Veneto region (with integration of Cassa di Risparmio di Venezia S.p.a.,Carive), the Emilia region, the four southern regions (Campania, Basilicata, Puglia and Calabria) and the Friuli Venezia Giulia region, with expansion of the distribution network through assignment of all branches of the New Group operating in the respective territorial areas.

Regarding Private clientele, the New Group will acquire access to a wealth of unique relationships with high-standing customers, and the right conditions will be in place to provide this segment with a distinct and specialized offer, via creation of a large Private Bank with the advantages of specialization of know-how and brand.

The New Group will operate in the Private segment with a widespread structure consisting of about 190 branches and specialized private points. The foreign units of the Group operating in the sector, particularly in Luxembourg and Switzerland, will also be part of this plan and will be rationalized as well.

This Business Unit will also manage the organizational units/companies engaged in supplying parabanking products/services for Retail and SME customers as regards: i) consumer credit, ii) leasing and business loans, iii) payment card issuing, processing and acquiring. In these categories, rationalization and integration of the corporate structures with an analogous scope of activities will be carried out, with the objective of compiling an integrated products catalogue by benefitting from the expertise and best practices of the New Group.

Regarding consumer credit, the Neos platform will be developed, with maintenance of the relative headquarters in Bologna and concentration of the consumer credit initiatives of the New Group in Neos.

Furthermore, the widespread entrepreneurship and exporting sector of the North-East will be developed, with establishment of a central hub for import-export services based in Padua.

Corporate & Investment Banking Business Unit

The Corporate & Investment Banking (C&IB) Business Unit will serve the Mid and Large Corporate and Financial Institutions customer segments.

This Business Unit will be responsible for the products/services falling under the categories of: corporate banking, investment banking, capital markets, merchant banking, private equity and factoring.

The Corporate & Investment Banking Business Unit will work in close contact with the Territorial Bank and Public Entities and Infrastructures Business Units with respect to  providing products and services, also to its respective customers that should require so, cooperating in the development of a dedicated product range.

Similarly to that of SME, corporate clientele will be served by specialized distribution structures, utilizing the branches of the Territorial Bank Business Unit to carry out transactions.

Growth and development of the private equity activities in Bologna is planned.

Public Entities and Infrastructures Business Unit

The mission of this Business Unit will be to offer financing services, project financing and consulting to Government, Public Entities, Local Authorities, Public Utilities and General Contractors.

Sanpaolo IMI and Banca Intesa currently operate in the sector through two specialized banks: Banca OPI and Banca Intesa Infrastrutture e Sviluppo. The similarity of operating models and of the offer structure will enable rapid integration of the two banks, creating an entity of significant importance for the development of the Country.

Foreign Banks Business Unit

The mission of the Foreign Banks Business Unit will be to oversee the activities of the New Group on foreign markets in which it is present through subsidiary commercial banks, and it will be responsible for:

•      defining the strategies of the New Group with respect to the direct presence on foreign markets, with systematic exploration and analysis of new growth opportunities;

•      coordinating operations of the foreign banks;

•      managing relationships with foreign banks through the centralized structures of the Parent Bank and with branches or other foreign offices of the Group.

Eurizon Financial Group Business Unit

Eurizon operates in the following markets:

•      asset management, through the asset management companies Eurizon Capital SGR and Fideuram Investimenti;

•      life insurance, through Eurizon Vita;

•      protection of individuals and capital, through Eurizon Tutela;

•      asset gathering and financial consulting, through Banca Fideuram.

The company has a proprietary distribution channel composed of about 4,000 private bankers of Banca Fideuram and Sanpaolo Invest, and recently confirmed the distribution agreement (with new expiry in 2015) with the sales network of Sanpaolo IMI (and its subsidiaries) in asset management, life insurance, assurance and casualty branches.

The stock market listing process will be completed within 2007, maintaining the current scope and, where possible and feasible,  the plan already defined, save any further enhancement and expansion of the scope of activities as a result of the reorganization following the Sanpaolo IMI-Banca Intesa merger.

Implementation plan and management of the transition phase

The experience gained by the two Groups in managing prior mergers will be of fundamental importance in the implementation phases of the merger.

Necessary measures will be adopted in order to ensure maximum protection during the transition phase for commercial operations, for the level of customer service and for full continuity of financial and credit services.

Full convergence of the following will have to be achieved in the shortest time possible: (a) the valuation processes and logic regarding credit ratings and loan approval, (b) the systems and methods for risk management and control, (c) the administrative and reporting procedures.

In particular, the process for adoption of a single information system will be launched immediately. Migration towards a single IT platform, which can be carried out in a time span of 12-18 months, will enable the New Group to achieve full uniformity of the operating processes, thereby constituting the qualifying lever for important cost synergies, also as a result of the centralization and automation of support services.

In this context, the expertise and employment levels of the Technological Hub of Moncalieri will be optimized and protected.

During the phase that will begin at the effective date of the merger and end with integration of the IT systems, operations of the New Group will be guaranteed by two “Super Business Units” (Banca Intesa and Sanpaolo IMI), which will have a variable configuration according to their similarity to the future organizational model.

During this phase, a planning and integration department reporting directly to the New Group’s management will be created and will be responsible for guiding and controlling the convergence process and minimizing the operating risks in implementation of the strategy.

Expected results and synergies

The New Group is in a position to strive for ambitious economic results, since it combines the power of two banks that have already expressed significant business plans and profit results on an individual basis, and whose combination can give way to further opportunities for growth and improvement in operating efficiency.

In fact, the merger of the two Groups will produce substantial synergies to be added to the objectives already established in the stand-alone plans.

Pre-tax synergies for approximately 1,550 million euro are expected in 2009 – of which about 980 million euro from costs, equal to 63% of the total and corresponding to 10.6% of aggregate pro forma costs for 2005.

Savings are expected to derive mainly from the rationalization of the central structures and back offices, the centralization of purchases and the renegotiation of external contracts, as well as the unification of IT systems.

Synergies in terms of revenue are expected to be about 580 million euro, equal to 37% of the total and corresponding to 3.5% of pro forma aggregate revenues in 2005, with retail accounting for 400 million euro and corporate for 180 million euro. Synergies in terms of revenue are expected to derive specifically from greater territorial ties enabling an increase in the levels of cross-selling and wallet share, due to increasing competitive capacity in terms of pricing, and the alignment of the New Group to internal best practices.

Lastly, one-off merger costs are estimated to be about 1,550 million euro before taxes for the period 2007-2009, resulting from costs related to excess personnel and retraining , IT systems for 300 million euro,advertising and communications initiatives, and rebranding.

The main post-synergies objectives of the New Group are the following, to be confirmed in light of the Business Plan of the New Group, which is expected to be prepared by the first half of 2007, once the merger has been completed and all the major management positions defined:

•      2009 net profit of about 7 billion euro;

•      2005-2009 average annual compound growth in net profit of 14.9%, adjusted for the main non-recurring components recorded in 2005;

•      improvement of about 14% in 2009 EPS following the synergies,

•      dividends distribution equal to at least 60% of net profit, with the possibility to return excess capital to shareholders – also in light of the significant value creation expected – despite a high degree of capitalization and a sizeable plan for investment in innovation and human capital;

•      2009 income from operations of approximately 13.4 billion euro, with 2005-2009 average annual compound growth of 16.9%.

The stand-alone projections were prepared on the basis of the current business plans of the two Groups (the 2005-2007 Plan of Banca Intesa and the 2006-2008 Plan of Sanpaolo IMI), updated by taking into account: a) the results achieved so far (2006 Half Year Report), b) a single economic scenario shared and updated with respect to that originally hypothesized during preparation of the plans; c) “dragging” of these amounts to 2009.

The New Group will be created from solid capital foundations, and the expected income flows will allow maintenance of high pay-out rates and will guarantee resources for new growth investments, albeit with high Regulatory ratios. Core Tier 1 capital will be maintained above 7% for the entire three-year period considered, and the total capital ratio above 10%.

CRITERIA USED FOR DETERMINATION OF THE EXCHANGE RATIO

Purpose of estimating the exchange ratio

As indicated in the Framework Agreement, a temporary exchange ratio was determined for purposes of the merger, equal to 3.115 ordinary shares of Banca Intesa (newly issued) for each share (ordinary or preference) of Sanpaolo IMI.

For the purposes of determining the definitive share exchange ratio for the merger, Sanpaolo IMI has sought the collaboration of a qualified external consultant, namely the investment bank Citigroup.

The valuations conducted by the advisor were aimed at expressing a comparative estimate of the economic capital values of the banks involved in the merger and are to be considered solely in relative terms and with limited reference to the specific subject transactions.

Firstly, it is noted that the merger provides for the exchange of both ordinary and preference shares of Sanpaolo IMI (held by Compagnia di San Paolo and by the Cassa di Risparmio in Bologna and Cassa di Risparmio di Padova e Rovigo Foundations) with ordinary shares of Banca Intesa according to a single exchange ratio. This is in consideration of the fact that the articles of association of Sanpaolo IMI (art. 6) provide for the preference shares to be automatically converted into ordinary shares as a consequence of transfer to third parties.

For this reason, and taking into account the instructions contained in the Framework Agreement, for the purposes of determining the exchange ratio, preference shares of Sanpaolo IMI were treated in the same manner as the ordinary shares.

Documentation examined

•                  Citigroup used publicly-available information and data provided by management of the two Banks in its valuations.

Result of the due diligence

The legal, accounting and administrative due diligence – required by the Framework Agreement - did not reveal any significant variations of the economic values taken into consideration in calculating the temporary exchange ratio, or facts, actions or circumstances that would require an adjustment of said ratio.

Reference date for the estimate

The reference date for the valuations coincides with that of the advisor’s report, taking into account the fact that, based on the information available and used, during the period between the last consolidated reports from the two Banks and the report date, no events occurred – except for the aforementioned Agreement with Crédit Agricole , which has been taken into account – that would significantly modify the capital, economic and financial profile of the same.

Valuation principles

Considering the purpose of the valuations carried out to be determination of the exchange ratio and, therefore, of the economic values of the two merging companies, the advisor used the homogeneity principle with respect to the valuation criteria applied, suitable to express a comparative estimate of the aforementioned economic values.

In particular, the valuations were carried out under the assumptions of: i) operating autonomy of the banks (stand-alone scenario), ignoring the impact of possible synergies and extraordinary costs resulting from the Merger, and ii) significance of the relative market prices, characterized by sufficient free float, high liquidity and extended coverage of research.

The actual type of transaction was designed and structured by Sanpaolo IMI and Banca Intesa as a “Merger of Equals”; therefore, a “Control Premium” was not applied. Said principle is confirmed in the terms of the Framework Agreement, in the documentation for the Merger and in other items, such as the relative weight of reference shareholders of each of the two banks in the voting capital of the New Group.

Valuation methods used

The estimate of economic values for Sanpaolo IMI and Banca Intesa for the purposes of calculating the exchange ratio was carried out by the advisor using several valuation methods, both market-based and analytical.

The following valuation methods were selected by the advisor for preparation of the report:

•                    Market Value Method (based on share price)

•                    Target Price Method (by financial analysts)

•                    Comparable Listed Companies Method

•                    Dividend Discount Model (or DDM)

•                    Contribution Analysis Method

•                    Comparable Transactions Method

In applying the above methods, Citigroup considered the characteristics and limitations implicit in each, based on the professional valuation practices normally used in the banking sector. The valuations and conclusions reached by Citigroup are to be interpreted in the light of several limits and difficulties encountered in performing the analysis, illustrated below.

Any valuation impacts from events subsequent to the merger announcement date are reflected in the DDM and Comparable Listed Companies Method (as defined below).

A description of each of the valuation methods used in the analysis is provided below.

Market Value Method

Under the Market Value Method, a company is assigned a value equal to that attributable by the stock exchange in which its shares are traded.

According to this method, the prices of shares of listed companies, if significant, represent the most reliable indicator of the value of a company, as they incorporate all publicly-available information regarding the company itself, being the result of a systematic arbitrage process by market operators that reflects their opinions regarding  profitability profiles, solidity of capital, risk levels and future growth potential of the company being valued.

In said context, a company’s share prices are considered significant when:

a.                                the markets in which the shares are traded have a high efficiency level;

b.                               the shares under consideration have high liquidity;

c.                                the time period in question is such as to neutralize any events of an exceptional nature that give rise to short-term fluctuations and/or speculative pressures.

Regarding Sanpaolo IMI and Banca Intesa, Citigroup believes that their respective ordinary shares, in fact, share characteristics making their prices and, therefore, the resulting exchange ratios extremely significant; in particular:

•                  efficient markets: the shares are listed on the Italian Stock Exchange, the sixth largest European market in terms of market capitalization and the fourth largest in terms of trading volume;

•                  sufficient free float: on 23 August 2006, upon announcement of the Merger, the respective free float of Sanpaolo IMI and Banca Intesa has a market value of about 16 billion euro and 15 billion euro, respectively;

•                  high liquidity: over the last year, Sanpaolo IMI and Intesa stock each recorded daily trading values of over 100 million euro, respectively becoming the 7th and 9th most liquid stocks of the MIB30.

•                  extended coverage of research: there are about 30 brokerage firms, mostly international, which regularly publish analyses of the two companies.

Over the last three years, market performance of Sanpaolo IMI and Banca Intesa stock has been significantly aligned up to announcement of the Merger: the differential has not exceeded 5.3% (a favor of Sanpaolo IMI) over a period of one year, and is equal to 0.4%  (in favor of Sanpaolo IMI) over a period of three years.

To eliminate the effects relative to the announcement of the Merger and the relative speculative pressures, prices recorded by the two stocks subsequent to 23 August 2006 were not taken into consideration.

In analyzing the market prices, simple arithmetic means of the closing share prices of Sanpaolo IMI and Banca Intesa were used, as well as detailed observation of the minimum and maximum values during pre-defined periods of time considered to be reasonable. In addition, preference was given to the more recent prices of the two stocks, as these were considered more representative of the capital, income and financial situation of the Banks.

Method using Target Prices by Financial Analysts

Application of this method consists of the analysis and comparison of the ratio of target prices defined for Sanpaolo IMI and Banca Intesa by brokerage firms that have published research on both Banks. It is based on the assumption that said target prices, periodically suggested by analysts for the stocks of the major listed companies, provide a quantitative indication of the economic value of the company and, therefore, of the potential valuation of the stock on the market over the medium term. In regard to this method, the advisor pointed out the difficulty in using target prices which were potentially non-homogeneous, and having dispersal over time.

In order to reduce such difficulty, for this analysis the advisor used selected target prices provided by a single source, i.e. Reuters. Moreover, the target prices that included the impact of the Merger were excluded, where possible.

Comparable Listed Companies Methods

According to these methods, the value of a company is determined by using information provided by the market with respect to companies having similar characteristics to the company being valued.

The following methods were used to determine the exchange ratio:

1 Market Multiples Method

The market multiples method is based on the analysis of Stock Market prices of a sample of companies comparable to the subject company. This method is based on the general assumption that in an efficient market and in the absence of speculative transactions, the Stock Market price of shares of a company reflects market expectations regarding the growth rate for future profits and the degree of associated risk.

Considering the close connection between significance of the results obtained and similarity, from an operating and financial point of view, between the companies included in the reference sample and those subject to valuation, the advisor carried out a careful selection of the reference sample, while pointing out the difficulties in identifying banks which are fully comparable from an operating and financial point of view to the two banks under valuation.

Therefore, for purposes of the present analysis, two sample groups of homogenous banks were selected:

a.                                       an Italian sample, including the major Italian banks with an established national or multi-regional presence, whose prices showed highly significant characteristics;

b.                                      a European sample, including the main European banks with characteristics considered to be similar to those of Sanpaolo IMI and Intesa.

In both samples, the stocks exhibit a good degree of liquidity and do not regard companies whose prices may be influenced by particular contingent situations.

In calculating the Stock Market value of the companies included in the sample, the last available price on 6 October 2006 was used.

Based on the characteristics of the credit sector and on market practices, the following multipliers were selected:

•                  ratio of price/prospective profits (“P/P”)

•                  ratio of price/adjusted net shareholders’ equity (“P/AE”)

Regarding the expected data for 2006, 2007 and 2008 used in the analysis with respect to the companies included in the Italian and European samples, estimates provided by Thomson Financial and expressing the approval of financial analysts were used. For  Sanpaolo IMI and Banca Intesa, Citigroup used the Updated Projections, also having verified consistency with the respective Consensus estimates.

The adjusted net shareholders’ equity was calculated by adjusting the net shareholders’ equity, at 30 June 2006, of the companies considered, in order to take into account a series of adjusting items, the most important of which is the deduction of intangible assets.

2. Linear Regression Method

The Linear Regression Method estimates the value of economic capital of a bank based on the existing correlation between the prospective profitability of the bank’s own capital and the relative premium, or discount, expressed by the stock market prices with respect to the adjusted net shareholders’ equity of the same.

This correlation can be represented by a statistical regression of profitability data (expressed by the expected Return on Average Equity or RoAE) and by the ratio of market capitalization and net shareholders’ equity for a significant sample of banks. The parameters of this ratio, if considered to be statistically significant, can be applied to the prospective RoAE and to the adjusted net shareholders’ equity of the company being valued, in order to determine the theoretical value that would be assigned by the market based on the correlation.

Similarly to the Market Multiples Method, in order to reflect the characteristics of  Sanpaolo IMI and Banca Intesa, Citigroup used a sample consisting of both Italian and European listed banks. This method also demonstrates an intrinsic limit of lack of full comparability of the selected banks. In order to increase the statistical significance of the regression, the sample used is a combination of the Italian and European sample used in applying the Market Multiples Method.

3. Sum of the Parts Method

According to this method, the company value is defined as the sum of the values attributed to the main areas of business in which it operates, where said value is calculated using approximate Market Multiples for each area of business. Its application involves identification of the significant activities (namely the “Parts”), allocation of an amount of capital to each area of business and selection of the most appropriate methods for the valuation of each Part.

The economic value of the company is therefore equal to the algebraic sum of the valuations of the individual Parts, adjusted for the excess or deficit of capital of the company with respect to the total capital allocated.

Dividend Discount Model (“DDM”)

The Dividend Discount Model (hereinafter, DDM) is based on the assumption that the value of a bank is equal to the present value of future cash flows available for shareholders of the same, assumed to be equal to the amount of dividends that can be distributed by the bank maintaining a capital structure sufficient to sustain expected future growth. Said flows, therefore, are regardless of the dividends policy actually planned or adopted by the bank.

Based on this method, the value of a bank is equal to the sum of the discounted values of the future dividends and the terminal value of the bank. The discount rate for the dividends, defined as the Cost of Equity, is calculated according to the Capital Asset Pricing Model or CAPM.

Application of this criterion involves estimating the future dividend flows generated during the period 2006-2015, after which time the value of the Banks has been calculated via the Terminal Value. Changes in the statement of income and balance sheet information for the years 2006-2009 are based on stand-alone financial projections prepared by the management of Sanpaolo IMI and Banca Intesa in the context of the Merger and relating to the period 2006-2009 (hereinafter “Updated Projections”).In this regard, the advisor reported the possible existence of non-homogeneous elements in the economic forecasts considered, while pointing out the inertial growth hypotheses which were applied for their development.

Moreover, the advisor confirmed his verification of the consistency of the Updated Projections with the Consensus estimates by Financial Brokers selected based on the publication date of the latest research and the comparability of the data included.

For the years 2010-2015, inertial growth hypotheses were applied, consistently with the financial and operational profile of the Banks and with market growth forecasts. The estimate of dividends potentially distributable during the analytical forecast period was carried out assuming a Core Tier 1 ratio of 7%.

Contribution Analysis Method

The Contribution Analysis method consists of determining the exchange ratio based on the relative weight of the merging companies with respect to the resulting Surviving Company. Therefore, it does not determine absolute values, but ratios expressing the contribution of each company with respect to the total combination resulting from the merger.

The contribution method is based on the comparison of amounts considered to be significant with respect to banking companies that merge, and essentially refers to strategically significant profiles, both in terms of size as well as future production of income.

More specifically, the following items at 30 June 2006 were considered in relation to  Sanpaolo IMI and Banca Intesa: net interest and other banking income; direct deposits; loans to customers; core tier 1 capital; total assets; weighted assets; net shareholders’ equity.

In terms of application, the percent contribution was calculated for each of the items selected by each of the Banks involved in the merger.

Comparable Transactions Method

The Comparable Transactions Method is based on the analysis of exchange ratios relative to a sample of merger and acquisition transactions considered to be similar to the subject Merger.

As mentioned, the transaction has been structured as a Merger of Equals, between companies with high market capitalization. The comparable reference sample was defined by analyzing a number of M&A transactions between companies of similar size to Sanpaolo IMI and Banca Intesa in all sectors, in Europe and the United States, over the last ten years.

For the purposes of comparability of the sample, the factors considered included the combined size, the relative size of the counterparties, the type of transaction, common governance, etc.

Results and conclusions

In consideration of the introductory remarks and on the basis of analyses carried out according to the criteria described, the advisor has determined the following range of values:

	SPIMI		Intesa
(€ millions, except for the	Economic capital (1)		Economic capital (2)		Exchange ratio
conversion ratio)	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum

Market Value Method	26,267	27,054	27,431	27,491	3.072	3.158
Target Price Method	23,061	33,560	27,672	32,484	2.674	3.315
Comparable Listed Companies Method	25,351	35,602	30,375	36,892	2.678	3.096
DDM	26,920	31,2769	31,385	32,649	2.752	3.074
Contribution Analysis Method	NM	NM	NM	NM	2.802	3.102
Comparable Transactions Method	25,146	29,111	27,411	27,411	2.944	3.408

Note: (1) Includes ordinary and preference shares; (2) Includes only ordinary shares.

Based on said results, the advisor defined the following conversion range:

•    3.072 – 3.158 newly issued Banca Intesa ordinary shares for each ordinary or preference share of Sanpaolo IMI.

Within this range, the advisor deemed the following exchange ratio to be fair from the financial point of view for shareholders of Sanpaolo IMI, at today’s date:

•    3.115 newly issued Banca Intesa ordinary shares for each ordinary or preference share of Sanpaolo IMI.

The Board of Directors of Sanpaolo IMI approved and adopted the valuation considerations expressed by the selected advisor, both in terms of methods used as well as results obtained.

The Board determined that the valuation methods used, in accordance with best practices and national and international regulations, must be considered, for the valuation of the economic capital of the two Banks, also acknowledging the difficulties and limitations mentioned above, as a whole and not individually.

Based on said valuations, the following exchange ratio was determined:

3.115 newly issued Banca Intesa ordinary shares for one ordinary or preference share of Sanpaolo IMI.

LEGAL PROFILES AND SHARE ASSIGNMENT METHODS

Structure of the merger

In terms of civil law, the merger by incorporation will take place in accordance with articles 2501 et seq. of the civil code and the conditions set forth in the merger plan (hereinafter, the “Plan”).

The planned merger transaction, regarding companies carrying out banking activities, is also subject to the provisions of Legislative Decree no. 385 of 1 September 1993

(Consolidated Banking Law, hereinafter “TUB”), and particularly to the provisions of the Bank of Italy, as per articles 56 and 57. More specifically, registration of the merger plan with the relative Register of Companies may take place only after authorization is issued by the Bank of Italy, according to the provisions of art. 57, second paragraph, TUB.

The reference equity situations, as per art. 2501-quater of the Italian Civil Code, refer to the date of 30 June 2006 for both companies.

On 22 September 2006, Sanpaolo IMI submitted to the Court of Turin, as per art. 2501-quinquies of the Italian Civil Code, a request for designation of the expert assigned to prepare the report on the suitability of the share exchange ratio: on 29 September 2006, the Court appointed PricewaterhouseCoopers S.p.A.. A similar request was submitted by Banca Intesa S.p.A. on 7 September 2006 to the Court of Milan, which appointed KPMG S.p.A. on 14 September 2006.

Regarding the share assignment methods, in accordance with the provisions of art. 2504 ter of the Italian Civil Code, the shares of the Absorbed Company, owned by either the companies participating in the merger, will be retired.

The merger will not lead to any withdrawal rights pursuant to article 2437 of the Italian Civil Code, with respect to ordinary shareholders, since the Surviving Company has the same corporate purpose as the Absorbed Company as per art. 2437-quinquies of the Italian Civil Code, as the shares of the Surviving Company are also listed like those of the Absorbed Company. The situation of the preference shareholders is described below.

Regarding the effective accounting and fiscal date of the merger, relative to the rights set forth by the combined provisions of articles 2501 ter, first paragraph, no. 6, 2504 bis, third paragraph, of the Italian Civil Code, as well as article no. 172, paragraph 9 of Presidential Decree no. 917 of 22 December 1986, and subsequent modification and integrations, and in compliance with the provisions set forth under point 6) of the plan, the transactions of the Absorbed Company will be recorded in the financial statements of the Surviving Company, also for income tax purposes, from 1 January 2007.

Notwithstanding the above, the legal effects of the merger, pursuant to art. 2504 bis, second paragraph, of the Italian Civil Code, will be effective from the last registration date of the merger deed, or the subsequent date which will be indicated in the deed, and, in any case, not before 1 January 2007.

Consequently, from said date, the Surviving Company will take on the activities, rights and obligations of the Absorbed Company Sanpaolo IMI S.p.A. both in Italy and abroad.

In addition, as a result of the merger, pursuant to article 57, last paragraph, TUB, the privileges and guarantees of any type, provided by whomever or in any case existing in favor of the Absorbed Company will retain their validity and scope, without the need for any formal declaration or communication, in favor of the Surviving Company.

Increase in capital by the Surviving Company and assignment of the new shares to  Sanpaolo IMI shareholders

Following the merger, the Surviving Company will increase its share capital for the following maximum amount of euro:

(a)          3,037,379,042.88, for the exchange transactions for shareholders of the Absorbed Company based on the ratio described in the merger plan;

Furthermore, the Surviving Company will resolve a further increase in capital for the following maximum amount of euro:

(b)         15,835,003.08, for the stock option plans already adopted by the Absorbed Company in 2002 and 2005 (hereinafter, singularly, the “Plan” or together, “Plans”) and reserved for employees of the Group.  Note that to this end, options for the subscription of ordinary Sanpaolo Imi shares were assigned under these Plans, already exercisable for the 2002 Plan and exercisable only from 2009 for the 2005 Plan, without prejudice to possible anticipation of the right to exercise said options.

The two amounts, which represent the maximum theoretical requirements, will be precisely determined upon completion of the merger transaction, as both are impacted by the eventual execution of the 2002 Plan.

In particular, taking into account the fact that the share capital of the Absorbed Company may vary as a result of the exercising of options subscribed by the beneficiaries of the said, latest Plan after approval of the merger plan by the Boards of Directors of the two companies and before the legal effects of the merger, the increase in capital of the Surviving Company described in sub-paragraph (a) was calculated under the assumption that all exercisable rights are actually exercised, and thus represents the maximum theoretical requirement necessary to satisfy the exchange.

Similarly, the increase in capital in sub-paragraph (b) represents the maximum requirement necessary to for continuation of the Plans in the Surviving Company, under the assumption – different and opposite to the previous – that no rights relative to the 2002 Plan are exercised.

Following the legal effects deriving from the merger, the Surviving Company shall:

•                  issue up to a maximum of 5,841,113.544 ordinary shares with a nominal amount of 0.52 euro, to be assigned to shareholders of the Absorbed Company upon cancellation and exchange of a maximum of 1,590,972.818 ordinary shares and 284,184,018 preference shares of the Absorbed Company with nominal unit value of 2.88 euro;

•                  cancel without exchange any ordinary Sanpaolo IMI shares held by it, as well as any of its own shares held by Sanpaolo IMI.

In determining the maximum number of shares to be assigned to shareholders of  Sanpaolo IMI, the 284,184,018 preference shares of  Sanpaolo IMI for which, as we mentioned, the same exchange ratio established for ordinary shares will be applied, were also taken into consideration.

To this end, on the same date planned for the extraordinary shareholders’ meeting to adopt the merger plan, a special meeting of the preference shareholders of Sanpaolo

IMI will also be convened, in order to adopt the merger plan, with specific reference to the share conversion methods.

Preference shareholders of Sanpaolo IMI who do not agree with the resolution of the special shareholders’ meeting shall have the right to withdraw pursuant to and in accordance with art. 2437, first paragraph, letter g).

As Sanpaolo IMI is a listed company, and considering the specific characteristics of the preference shares, it is considered that the liquidation value of the shares for which the withdrawal was exercised may be determined with reference to that set forth in art. 2437-ter of the Italian Civil Code; therefore, exclusively referring to the mathematical average of the closing prices in the six month preceding the publication of the notice of call of the shareholders’ meeting in which the resolutions authorize said withdrawal.

The shares issued by the Surviving Company shall have full rights.

Like the Banca Intesa shares already issued, the ordinary shares will be listed on the Mercato Telematico Azionario (Electronic Stock Market) of Borsa Italiana S.p.A.

The merger deed will also set forth the waiver by one or more shareholders of SPIMI of the exchange of the fraction of a share required to ensure complete balancing of the transaction.

In any case, shareholders of the Absorbed Company will be provided with a service for the processing of any fractions of shares, at market prices, without charges, duties or commissions.

Sanpaolo IMI has also issued American Depositary Receipts (hereinafter “ADR”) regarding ordinary shares listed on the New York Stock Exchange, which assign rights inherent in Sanpaolo IMI shares according to the ratio of 1 ADR to every 2 shares. As a result of the merger by incorporation, the exchange ratio established for the ordinary shares of Sanpaolo IMI will also apply to the ordinary shares of Sanpaolo IMI underlying said ADRs. In addition, new ADRs will be issued regarding ordinary shares of the Surviving Company, with a ratio of ordinary shares to new ADRs to be defined.

Adoption of the new articles and corporate governance

In order to ensure a corporate governance suitable      for the requirements demanded by a particularly far-reaching and complex merger, the parties have decided to introduce the  “two-tier system” by which the administration and control will be managed via an Supervisory Board and a Management Board, in application of art. 2409-octies et seq. of the Italian Civil Code and art. 147-ter et seq. of Legislative Decree no. 58 of 24 February 1998  (hereinafter, “Consolidated Financial Law”).

The choice of a two-tier system and its key features

The choice of the two tier model – even though it may pose new questions and problems with respect to the traditional system – was preferred for a number of reasons.

First of all, the fact that the two-tier system, albeit with specific characteristics that distinguish it in the various sectors, appears to be widely used by larger companies with a widespread shareholder base in other countries of the European Union; the bank resulting from the merger will rank at the top of the European banking system and a choice of this nature seems only natural.

The aforementioned model imposes a clear separation between ownership and management, as the Supervisory Board acts as a link between the shareholders and the management body – the Management Board – and thus seems able to respond more effectively than the traditional model to the requirements of greater transparency and reduction of the potential risks of conflict of interest.

The multi-faceted role assigned by the law and, as will be described herein, by the articles of association to the Supervisory Board, placed in the centre of the internal dialectics of the Company, highlights the separation between the functions of control and strategic guidelines on the one hand and management on the other, thereby allowing better definition of the roles and responsibilities of the company bodies, also in order to ensure sound and prudent management of the Bank.

Very briefly, in the two-tier model:

•                  the shareholders’ meeting appoints and revokes the Supervisory Board – which in turn appoints the Management Board – determining the relative compensation  (see article 2364-bis, nos. 1 and 2 of the Italian Civil Code); in addition, it (i) resolves the distribution of profits (article 2364-bis, no. 4 of the Italian Civil Code), (ii) resolves transactions of the extraordinary shareholders’ meeting (art. 2365, Italian Civil Code), (iii) exercises, concurrently with the Supervisory Board, liability actions against directors (article 2409-decies, paragraph 1, Italian Civil Code) and (iv) appoints the auditor;

•                  the Management Board – which must comprise several members, with the appointment of one or more Managing Directors allowed (see article 2409-novies, paragraphs 1 and 2, Italian Civil Code) – fulfills the functions which in the traditional model are carried out by the Board of Directors: therefore, it is required to manage the company (see articles 2409-novies, paragraph 1 and 2380-bis, Italian Civil Code).

•                  the Supervisory Board – which must consist of a minimum of three members  (article 2409-duodecies, paragraph 1, Italian Civil Code) – fulfills, in addition to its own functions, in the  traditional model, as board of statutory auditors, duties traditionally reserved for the shareholders’ meetings. More specifically, it:

(i)                                                  appoints and revokes directors (see articles 2409-novies, paragraphs 3 and 5, and 2409-terdecies, paragraph 1, lett. a, Italian Civil Code) and appoints the relative compensation;

(ii)                                               exercises liability action against directors (see article 2364-bis, nos. 1 and 2, Italian Civil Code);

(iii)                                            approves the financial statements (article 2409-terdecies, paragraph 1, lett. b, Italian Civil Code);

(iv)                                           in addition, to the extent possible according to the articles of association, can be assigned tasks of  “executive administration”.

Implementation of the two-tier model and the relative statutory provisions

The decision to adopt the dualistic model has led to the requirement for a series of changes to the articles of association, as illustrated below. The references to the articles regard the text of the articles of association, attached to the Merger Plan, of which they are an integral and substantive part.

In outlining the new governance, the recommendations for listed companies contained in the Code of Conduct issued by Borsa Italiana (hereinafter, “Code of Conduct”) were also taken into account.

Furthermore, in defining the allocation of powers, particular attention was paid to protecting the various roles in corporate bodies (Management Board, Managing Director, Chairman of the Management Board, Supervisory Board and Chairman of the Supervisory Board), also according to the respective responsibilities, those jointly held and those regarding supervision, simultaneously ensuring the necessary coordination in their actions, through a well-organized mechanism of proposals and preventive opinions, for the most significant issues assigned to the responsibility of each body.

The Supervisory Board, consisting of a minimum of 15 and a maximum of 21 members who remain in office for three years (art. 22) elected via the list vote mechanism (art. 23), represents – as highlighted above – the most distinctive element of the two-tier system, also with respect to the possibility that it is invested, based on the relevant statutory provisions, with management powers. Recourse was made to this possibility, allowed by art. 2409 – terdecies, paragraph 1, lett. f) - bis, Italian Civil Code (art. 25) assigning to the Supervisory Board, upon proposal by the Management Board, executive administration duties and functions and, in particular, the power to resolve upon matters of general  programmatic and strategic policy of the Company and of the Group and verification of the consistency with initiatives taken by the Management Board, as well as the power to authorize particularly significant transactions in terms of nature or amount. In this manner, as mentioned above, the shareholders participate, albeit in an indirect manner, in determining the general strategies of corporate management.

Attribution to the Supervisory Board of executive administration duties also impacts the qualification of its components, which must therefore possess, based on the express provisions of the articles (art. 22 and 35) and in addition to the legal requirement of integrity, the quality of professionalism, required by regulations in force for representatives of banks. In addition, at least three members must be registered in the register of auditors and carried out the activity of legal auditing of the account for a period of no less than three years.

In terms of the requirement of independence, all Advisory Directors must possess the requirements set forth by art. 148, paragraphs 3 and 4 of the Consolidated Financial Law and by art.26, paragraph 1 TUB and the relative implementation provisions. Furthermore, at least four of them must possess the independence requirements set forth by the Code of Conduct.

The Supervisory Board normally requires the participation of the majority of its components and with a favorable vote by the absolute majority of members present (in case of a tie, the Chairman’s vote prevails). In addition, a qualified majority is provided for the following deliberations: appointment of the Chairman and of one or two Deputy Chairman of the Management Board; approval of any offices held by Directors in competing groups.

Not only through the competences, the composition and the characteristics of its members but also through the power entrusted with its Chairman and due to the Committees it is entitled to create. The role of the supervisory body is constantly linked to the various corporate functions and the bodies responsible for their implementation.

To this end, it was decided – having become necessary as a result of the number of members – to create several Technical Committees (art. 25) under the Supervisory Board, determining their powers and operating regulations. In addition to the  Nominating and Remuneration Committees, particular importance is assigned to the Audit Committee which takes on, together with its other duties, the auditing functions,  as per the Code of Conduct (art. 8.C.3).

The decision to set up this Committee within the Supervisory Board rather than the Management Board – as the entity corresponding to the Board of Directors, from which the Committee emanates in the traditional system – appeared to be the most correct choice, given the ulterior functions with respect to those of auditing and advisory attributed to the Supervisory Board and its related responsibilities, also in terms of executive administration. The decision also appears to be in line with international best practices.

The requirement to assign these duties to a Committee created within the Supervisory Board also appeared to be the only solution for the body to operate at its best, in terms of the functions which in the traditional system are assigned to the Board of Statutory Auditors and which would encounter difficulty in being discussed by the Board during plenary sessions. It was therefore decided to make use of the right of delegation granted by art. 151 – bis, paragraph 4, of the Consolidated Financial Law, through the creation of a body institutionally dedicated (also) to the carrying out of audit activities, in relations with the more strictly administrative bodies of the Company.

As mentioned, the Audit Committee is appointed by the Supervisory Board and consists of three independent Directors, of which two with the title of auditor with the professional experience of legal auditing for a period of no less than three years. In addition, the members of the Audit Committee are required to participate in the meetings of the Management Board.

The Audit Committee with proactive, advisory and investigative competences in terms of setting up controls on risk management and accounting system, as well as on the functioning of internal audit, and may at any time carry out inspection and control measures and exchange information with the control bodies of Group companies regarding administration and control systems and the general performance of business.

The Nominating Committee, pursuant to art. 6.P.2. of the Code of Conduct, with functions of selection and proposal to the Supervisory Board regarding the appointment of Directors, as well as the Chairman and Deputy Chairman/Chairmen of said Body.

The Remuneration Committee, pursuant to art. 7.P.2. of the Code of Conduct, with proactive and advisory responsibilities with respect to the Supervisory Board as regards the remuneration of both Advisory and Management Directors.

The Chairman of the Supervisory Board, whose powers are set forth under art. 26 of the Articles of Association, in addition to managing the Board’s activities, plays a fundamental role in the supervision and activation of procedures and systems for the control of Company and Group activities and in the relationships between the Supervisory Board and the Management Board, ensuring, together with the Chairman of the

Management Board and the Managing Director, efficient coordination of the activities of the company bodies.

Of particular importance is its supervising function – through institutional relationships with the Management Board and the Managing Director and assignment of a specific power of disclosure, aimed at making proposals to the Supervisory Board – the consistency of management with the general guidelines issued by the latter.

In addition, it is responsible for activating the information tools necessary for monitoring of the correctness and adequacy of the organizational structure and the administrative and accounting systems adopted by the Company and by the Group, thereby ensuring the Supervisory Board – together with the Audit Committee – the conditions for proper exercising of its audit and supervisory functions.

The Management Board, which is relatively small (from a minimum of 7 to a maximum of 11 members, as per art. 13 of the Articles), is entrusted with the management of the company, under and in accordance with the guidelines provided by the Supervisory Board. In addition to its collective duties which cannot be delegated by law, it also has numerous exclusive competences, linked strictly to the management and organization of the company. These include (art. 17):

•                  the risk management and internal audit policy, for which the Management Board is directly responsible, together with the delegated bodies;

•                  determination and evaluation of the general organizational structure, with the possibility to establish Committees and Commissions having advisory and audit functions, in accordance with the growing trend of creating specialized internal committees, particularly in the two-tier system;

•                  determination of the criteria for coordination and management of Group companies, as well as the criteria for execution of Bank of Italy instructions;

•                  appointment of the Manager in charge of drafting accounting and company documents, the Manager of the internal audit unit and of the other functions considered by the Surveillance Instructions to be the exclusive competence of the administrative body;

•                  definition of the criteria for identifying transactions with related parties;

•                  preparation of the draft financial statements and of the consolidated financial statements.

The Management Board normally deliberates with a majority of its members and with the absolute majority of those present (with the Chairman’s vote prevailing in the case of a tie), with the exception of several issues (including the appointment and revocation of the Managing Director and the General Managers, and the assignment of related powers, the appointment and revocation of Managers in charge of drafting company accounting documents) which require a majority of the members of the board.

Coordination with the Supervisory Board, in addition to the initiative of the Chairmen of the two Boards, is also assigned to the quarterly obligations of the Management Board, as implementation of the provisions under art. 150 of the Consolidated Financial Law, for disclosure to the Supervisory Board regarding the general performance of operations and significant transactions.

The Chairman of the Management Board is assigned (art. 18) the functions and duties type of the Chairman of the administrative body of the traditional system, in coordination with those of the Chairman of the Supervisory Board, with whom a relationship must be established, also in relation to the effective and proper exercising of the power of proposals on issues of the Management Board.

The Managing Director (art. 19), whose appointment by the Management Board takes place upon recommendation by the Supervisory Board, is the Executive Head and oversees the corporate management through the powers attributed to him in compliance with the general programmatic and strategic guidelines of the Company bodies. The Managing Director carries out the Management Board’s decisions, is responsible for personnel management, defines and issues operating directives, has power to make proposals in the Management Board and oversees the organizational, administrative and accounting structure of the company, assisted by the General Manager(s).

Finally, the articles allow for the appointment, by the Management Board, upon approval by the Supervisory Board, of one or more General Managers, one of which with deputy functions, to report to the Managing Director according to their respective roles and duties (art. 27).

Other statutory changes

In relation to the merger, the Surviving Company will also modify its articles of association with reference to the following main provisions.

Art. 1 (Name): the Surviving Company will assume the name “Intesa Sanpaolo S.p.A.”

Art. 2 (Headquarters): the Surviving Company will move its headquarters to Turin;

Art. 34 (First Appointments) – regulates the appointment of the first Supervisory Board. For this purpose, a transitional regulation was introduced for the appointment of the Supervisory Board by the ordinary shareholders’ meeting of the Surviving Company for a duration of three years. This meeting will be held immediately after the extraordinary meeting called to approve the merger plan. The appointment of Advisory Directors will be effective from the merger effective date.

In particular, it has been envisaged that, also in derogation of the Articles of Association that will be in force with effectiveness of the merger, 19 Advisory Directors be appointed, to enter office from the merger effective date. To this end, shareholders are invited to submit, within fifteen days from the ordinary shareholders’ meeting, lists of candidates possessing the requirements required by law and by the Articles.

The Chairman and the two Deputy Chairmen will be appointed by the shareholders’ meeting by the Ordinary Shareholders’ Meeting, with the appropriate decisions adopted by relative majority.

The Supervisory Board in office will appoint the Management Board without delay.

In order to allow a greater degree of participation in the election of two additional Directors, another ordinary shareholders’ meeting of the Surviving Company has been convened for these appointments. The two Directors appointed will be appointed for a three year term (except for the portion of year between the merger effective date and their appointment), and the appointment will therefore expire together with those of the 19 Directors.

Appointment of the additional two Advisory Directors will also take place according to the list vote procedure regulated by the new Articles, which will become effective upon completion of the merger.

Art. 35 (Requirements of reliability, professionalism and independence): this article sets out the requirements of reliability, professionalism and independence to be applied to the members of the company bodies until new supervisory and/or regulatory provisions are issued.

Art. 36 (Significant Elements of the Merger Plan): for the duration of the first mandate of the Supervisory Board, every deliberation regarding said Elements (as defined in the Merger Plan) must be made by the Management Board with a majority of two-thirds, following authorization by the Supervisory Board acquired with the same qualified quorum.

Art. 37 (Final Provisions): acknowledgement of the appointment of the first members of the Supervisory Board by the ordinary shareholders’ meeting of the Surviving Company, and the effective date of said appointment, starting from the effective date of the merger.

All of the modifications indicated above will be effective from the date in which the merger is legally effective.

The text of the Articles of Association of the Surviving Company, including the modifications of the aforementioned merger, are attached to the Merger Plan, of which they form an integral and substantive part.

Appointment of the first Supervisory Board

As described above (First Appointments), Art. 34 of the new Articles of Association the first Supervisory Board will be elected in parallel to the approval of the merger. The deliberation will be approved by the ordinary shareholders’ meeting of the Surviving Company – called for this specific purpose – to be held immediately after the extraordinary meeting called to approve the merger.

It is therefore foreseen that at least 15 days prior to the date of the first calling of the shareholders’ meeting, the lists of candidates for the Supervisory Board will be made public. Sanpaolo IMI and Banca Intesa have reached full agreement on a list that respects the principle of balance between the respective company structures. Consequently, the Chairmen will make all efforts necessary to reach that objective.

The extraordinary shareholders’ meeting of Sanpaolo IMI will be held after the conclusion of the shareholders’ meetings of the Surviving Company so that the shareholders, called to approve the merger, may deliberate with complete transparency and agreement on the governance of the company resulting from the merger.

The post-merger shareholding structure

In order to better understand the structure of the Transaction, the current share structure of Banca Intesa and Sanpaolo IMI should be considered, defined on the basis of the shareholders’ register and from information provided by the two Companies.

Current shareholding structure of Banca Intesa S.p.A. *

Shareholder	Percentage of share capital **
Crédit Agricole	17.84%
Fondazione Cassa di Risparmio delle Province Lombarde	9.22%
Assicurazioni Generali S.p.A.	0.06%
Alleanza Assicurazioni S.p.A.	4.13%
Other companies controlled by Assicurazioni Generali	3.35%
Fondazione Cassa di Risparmio di Parma	4.33%
Banca Lombarda e Piemontese S.p.A.***	2.41%
I.O.R. ***	0.52%
Mittel Partecipazioni Stabili S.r.l. ***	0.37%
Carlo Tassara S.p.A. ***	1.58%
Mondrian Investment Partners Limited	2.87%
Capitalia S.p.A.	2.01%
Other/Float	51.31%

*  The above table indicates, in addition to the shareholders that are currently part of the shareholders’ agreement relative to BI, the main shareholders holding a share of greater than 2%.

** The shares indicated are calculated on the basis of percentage of voting capital held.

*** Known as the Gruppo Lombardo.

Current shareholding structure of San Paolo IMI S.p.A. *

Shareholder	Percentage of share capital **
Compagnia di San Paolo	14.19%
Banco Santander Central Hispano S.A.	8.43%
Fondazione Cassa di Risparmio di Padova e Rovigo	7.02%
Fondazione Cassa di Risparmio in Bologna	5.54%
Giovanni Agnelli & C. S.a.p.a.	4.96%
Assicurazioni Generali S.p.A.	2.11%
Other/Float	57.75%

* The above table indicates, based on the information by SPI, the main shareholders holding a share of greater than 2% of total capital.

** The shares of capital reported include preference shares held exclusively by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna.

In the event of a maximum increase in share capital after the merger, the main shareholders of the Surviving Company would be:

Post-Merger shareholding structure

Shareholder	% of share capital
Crédit Agricole	9.1%
Compagnia di San Paolo	7.0%
Gruppo Assicurazioni Generali	4.9%
Fondazione Cariplo	4.7%
Banco Santander Central Hispano	4.2%
Fondazione Cassa di Risparmio di Padova e Rovigo	3.5%
Fondazione Cassa di Risparmio in Bologna	2.7%
Gruppo Lombardo (*)	2.5%
Giovanni Agnelli & C.	2.4%
Fondazione Cassa di Risparmio di Parma	2.2%
Capitalia	1%
Mediobanca	0.8%
Monte dei Paschi di Siena	0.7%
Reale Mutua	0.7%
Caisse Nationale des Caisses d’Epargne	0.7%

(*) Includes Banca Lombarda e Piemontese S.p.A., I.O.R. and Mittel Partecipazioni Stabili S.r.l.

Significant effects of the merger on the shareholders’ agreements pursuant to art. 122 of the Consolidated Financial Law

With reference to Sanpaolo IMI, the following agreements are currently in force among shareholders:

•                  an agreement, also known as the “Common purpose pact”, stipulated on 19 April  2004 between Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna, with a duration of three years, combining about 13.66% of ordinary capital;

•                  an agreement stipulated on 21 April 2004 between the aforementioned Foundations, Banco Santander Central Hispano S.A. and CDC Ixis Italia Holding S.A. (now Caisse Nationale des Caisses d’Epargne) and which is due to expire automatically on the fifteenth day prior to the date of the first convocation of the shareholders’ meeting of the Bank to approve the financial statements ended 31 December 2006 and which, in turn, combines about 25.36% of ordinary capital. Following the merger, the pact will cease to be effective once the effects of the former are generated.

Regarding Banca Intesa, Crédit Agricole S.A., Fondazione Cariplo, Gruppo Generali, Gruppo “Lombardo” and Fondazione Cariparma participate in a shareholders’ voting agreement (which groups together 43.81% of the shares with voting rights) for the purpose of ensuring continuity and stability of Intesa business policies and strategies. The current agreement in force will expire on 15 April 2008.

Accounting aspects of the merger

Although the transaction is recognized as a merger “of equals”, it will be recorded on the basis of accounting principle IFRS 3 as a business combination, as a result of which it is necessary to identify an “acquirer” that will record the entity acquired at fair value.

In particular, at the acquisition date, the acquirer must allocate said fair value, equal to the market value of the shares issued by the acquiring company, to the assets and liabilities of the same, including any intangible assets not previously recorded in the balance sheet. Any residual amount will be recorded as goodwill.

The acquirer is identified by said international accounting principles as the combining entity that obtains control, considered as “the power to define the financial and management policies of an entity or corporate business in order to obtain benefits from its assets”. Parametric indicators of said power include: (a) the weight of the significant shareholders, also taking into account any shareholder agreements; (b) the fair value of the two entities; (c) the composition of the post-merger management group. The legal method of completion of the transaction is not relevant for this purpose.

At the moment, although there are elements of uncertainty, and in expectation of the complete definition of accounting impacts of the transactions and agreements in place between significant shareholders that could influence the overall governance of the new entity, Banca Intesa has been identified as the acquirer for the purposes of disclosure to the market.

The accounting effectiveness of the combination, based on IFRS 3, occurs from the date of acquisition, taking into account that set forth regarding the merger plan.

Tax impacts of the merger on the companies involved

For the purposes of income tax, the merger is regulated by art. 172 of the Consolidated Tax Act, approved with Presidential Decree no. 917 of 22 December 1986. Based on said provision, the merger neutral, as it does not involve realization or distribution of capital gains or losses on goods of the merged companies. Similarly, neither the merger differences nor the greater values recorded in the balance sheet as a result of the difference, represent income for the Surviving Company.

The assets of the Absorbed Company are recorded by the Surviving Company based on the last value recognized for income tax purposes, indicating the data provided in the financial statements, along with the fiscally recognized values, in a specific reconciliation statement in the income tax return.

In terms of shareholders of the Absorbed Company, the exchange of original holdings with those of the Surviving Company does not lead to capital gains or losses or accrual of revenues. However, in the case of non-resident shareholders, the fiscal effects of the transaction must be verified according to the effective regulations in the country of residence.

The deferred tax reserves recorded in the last financial statements by the Absorbed Company will be handled in accordance with art. 172, paragraph 5, of the Consolidated Tax Act, restoring them, if necessary.

The reserves that are taxable only upon distribution, which, prior to the merger, were recorded in the capital of the Absorbed Company, are assumed to have been transferred into the capital of the Surviving Company and are considered to be income in the event of subsequent reduction of capital due to surplus.

Upon an increase in net shareholders’ equity of the Surviving Company or any merger surplus from the exchange, the capital and reserves taxation regime of the Absorbed Company is applied for the portion exceeding the reconstitution and attribution of deferred tax reserves, which is different from deferred taxation, which proportionally contributed to its formation.

Both the Merging and Merged Companies have opted for taxation of the group according to the national consolidated taxation regime, pursuant to art. 117 et seq. of Presidential Decree no. 917 of 22 December 1986 and subsequent amendments and integrations. A tax request will be made in accordance with art. 11 of Law no. 212 of 27 July 2002, for continuation of the consolidated regime of the Absorbed Company as part of the Surviving Company.

The merger is considered a VAT-exempt transaction, pursuant to art. 2, paragraph 3, lett. f), of Presidential Decree no. 633/72, and is subject to fixed stamp duty.

ATTACHMENT A) TO THE PLAN FOR THE MERGER OF SANPAOLO IMI S.P.A. WITH AND INTO BANCA INTESA S.P.A.

Articles of Association of the Surviving Company

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

This is an English translation of the original Italian document. The original version in Italian takes precedence.

ARTICLES OF ASSOCIATION

CONTENTS

TITLE I	5
CONSTITUTION, NAME, REGISTERED OFFICE, DURATION	5
Article 1. Name	5
Article 2. Registered office	5
Article 3. Duration	5
TITLE II	6
CORPORATE PURPOSE	6
Article 4. Corporate purpose	6
TITLE III	6
CAPITAL AND SHARES	6
Article 5. Share capital	6
Article 6. Shareholder domicile	7
TITLE IV	7
SHAREHOLDERS’ MEETING	7
Article 7. Shareholders’ Meeting	7
Article 8. Convocation	8
Article 9. Right to attend and vote in the Shareholders' Meeting	9
Article 10. Chair and conduct of the Meeting. Secretary	9
Article 11. Validity of resolutions	10
TITLE V	10
CORPORATE GOVERNANCE SYSTEM	10
Article 12. Corporate governance system	10
Section one — Management Board	10
Article 13. Management Board	10
13.1. - Composition	10
13.2. - Requirements and incompatibilities	10
13.3. - Duration	11
13.4. - Integration	11
13.5. - Substitutions	11
13.6. - Revocation	11
13.7. - Simul stabunt simul cadent	11
13.8. - Termination	12
13.9. - Appointment of the Chairman and Deputy Chairmen of the Management Board. Secretary	12
Article 14. Remuneration of the Management Board	12
Article 15. Remuneration of members of the Management Board who are appointed to particular positions	12
Article 16. Meetings and resolutions of the Management Board	12
16.1. - Place and convocation	12
16.2. - Convocation notice	13
16.3. - Meetings	13
16.4. - Validity and majority	13
16.5. - Resolutions with qualified majorities	13
16.6. - Minutes and copies	14
Article 17. Powers of the Management Board	14
17.1. - Management of the Company	14

17.2. - Competences which must not be delegated	14
17.3. - Delegated powers	15
17.4. - Subsidised and special lending	16
17.5. - Exercise of delegated powers	16
17.6. - Information	16
17.7. - Information to the Supervisory Board	16
Article 18. Chairman of the Management Board	16
Article 19. Managing Director	17
Article 20. Manager in charge of preparing the Company’s financial reports	18
Article 21. Legal representative. Signature powers	18
Section two — Supervisory Board	19
Article 22. Supervisory Board	19
22.1. - Composition	19
22.2. - Integration	20
22.3. - Duration	20
Article 23. Election of the Supervisory Board	20
23.1. - List of candidates	20
23.2. - Voting	20
23.3. - Equality of ratio and ballot	21
23.4. - Supplementary mechanism	21
23.5. - Single list	21
23.6. - Supervisory Board member appointed by minorities	21
23.7. - No lists	21
23.8. - Election of the Chairman and Deputy Chairmen of the Supervisory Board	22
23.9. - Substitution	22
23.10. - Incompatibilities	22
23.11. - Simul stabunt simul cadent	22
23.12. - Revocation	22
23.13. - Remuneration	22
Article 24. Meetings and resolutions of the Supervisory Board	23
24.1. - Convocation	23
24.2. - Meetings recurrence	23
24.3. - Convocation request	23
24.4. - Place	23
24.5. - Convocation notice	23
24.6. - Meetings	23
24.7. - Validity and majority	24
24.8. - Qualified majorities	24
24.9. - Minutes	24
Article 25. Competence of the Supervisory Board	24
25.1. - Matters of competence	24
25.2. - Other matters of competence	26
25.3. - Powers of supervision	26
25.4. - Nomination Committee, Remuneration Committee and Internal Control Committee	26
25.5. - Other Committees	26
Article 26. Chairman of the Supervisory Board	27
Article 27. General Managers	28
TITLE VI	28
FINANCIAL STATEMENTS - NET INCOME – SAVING SHARES	28
Article 28. Financial statements and net income	28
Article 29. Saving shares	29

3

TITLE VII	30
ACCOUNTING CONTROL – WITHDRAWAL – WINDING UP – APPLICATION OF ORDINARY REGULATIONS	30
Article 30. Accounting Control	30
Article 31. Withdrawal	30
Article 32. Winding up	30
Article 33. Application of ordinary regulations	30
TITLE VIII	31
TRANSITORY RULES	31
Article 34. First appointments	31
Article 35. Integrity, professional and independence requirements	32
35.1. - Transitory rule	32
35.2. - Integrity requirements	32
35.3. - Professional requirements of Supervisory Board members	32
35.4. - Professional requirements of Management Board members	32
Article 36. Key Terms of the Integration Plan	32
TITLE IX	33
FINAL PROVISION	33
Article 37. Final Provision	33

4

TITLE I

CONSTITUTION, NAME, REGISTERED OFFICE, DURATION

Article 1. Name.

1.1.- The Company is incorporated under the name “Intesa Sanpaolo S.p.A.” without any restriction in the form of graphic presentation.  In the use of brands and logos of the Company and the Group, the words that compose the name of the Company may be combined in a different manner. The Company can use, as brands and logos, brands and names used by itself and/or by the companies it has incorporated.

1.2.- The Company is a Bank according to the terms of Legislative Decree No. 385 dated 1st September 1993.

Article 2. Registered office.

2.1.- The Company has its registered office in Turin and a secondary registered office in Milan. Central operations are divided between Milan and Turin, provided, however, that in any case “Administration, Financial statements, Tax”, “Internal Audit” and “General Secretariat” shall be in Turin.

2.2.- Subject to the obtainment of authorisations provided for by laws and regulations  applicable from time to time, the Company may both establish and wind up secondary registered offices, branches and representative offices in Italy and abroad.

Article 3. Duration.

The duration of the Company shall be until 31st December 2100 and may be extended.

5

TITLE II

CORPORATE PURPOSE

Article 4. Corporate purpose.

4.1.- The purpose of the Company is the deposit-taking and the carrying out of all forms of lending activities, both directly and through its subsidiaries. The Company may, in compliance with laws and regulations applicable from time to time and subject to the obtaining of the required authorisations, directly and also through its subsidiaries, provide all banking and financial services, including the establishment and management of open-end and closed-end pension schemes as well as carry out any other transactions that are instrumental for, or related to, the achievement of its corporate purpose.

4.2.- As Parent Company of “Intesa Sanpaolo” banking group, pursuant to Art. 61 of Legislative Decree No. 385 dated 1st September 1993, the Company issues, in connection with its management and coordination capacity, instructions to the companies of the Group, including with respect to the implementation of the instructions of the Supervisory Authorities in the interest of the Group’s stability.

4.3.- The Company exercises the functions of Parent Company of the financial conglomerate, pursuant to Art. 3 of Legislative Decree No. 142 dated 30th May 2005.

TITLE III

CAPITAL AND SHARES

Article 5. Share capital.

5.1.- The Company’s subscribed and paid-in share capital amounts to [•](1) euro, represented by [•](2) shares with a nominal value of 0.52 euro each, comprising [•] ordinary shares and 932,490,561 non-convertible saving shares.

(1)           The amount of capital will be known upon completion of the merger.

(2)           The number of shares will be known upon completion of the merger.

5.2.- The Extraordinary Shareholders’ Meeting held on [•] 2006(3) resolved to increase the share capital by up to a maximum amount of 15,835,003.08 euro by issuing up to a

6

maximum of 30,451,929 ordinary shares reserved to the employees of the incorporated company Sanpaolo IMI S.p.A. and its subsidiaries included in the stock option plans approved by the Board of Directors of Sanpaolo IMI S.p.A. on 17th December 2002 and on 14th November 2005.

(3)           The date will be the date of the shareholder meeting approving the merger.

Article 6. Shareholder domicile.

The domicile of each Shareholder, for the purposes of their relations with the Company, is the address recorded in the Shareholders’ Register.

TITLE IV

SHAREHOLDERS’ MEETING

Article 7. Shareholders’ Meeting.

7.1.- The Shareholders’ Meeting, called and established in accordance with the Articles of Association, is deemed to represent all Shareholders. Resolutions passed in accordance with the law and the Articles of Association, are binding on all Shareholders, irrespective of their attendance or agreement.

7.2.- The ordinary or extraordinary Shareholder Meeting shall be governed by law.

7.3.- The Ordinary Shareholders’ Meeting shall:

1) appoint, determine the number of, and revoke the members of the Supervisory Board, determine their remuneration and elect the Chairman and two Deputy Chairmen, according to provisions of article 23 below;

2) resolve upon the responsibilities of the members of the Supervisory Board and, pursuant to articles 2393 and art. 2409 - decies of the Italian Civil Code, also upon the responsibilities of the members of the Management Board, without prejudice to the concurrent competence of the Supervisory Board pursuant to article 25.1, letter d);

3) resolve upon the distribution of net income;

4) appoint and revoke the independent auditors;

5) approve the financial statements in case they are not approved by the Supervisory Board;

6) resolve upon the other matters assigned to it by law or the Articles of Association.

7

7.4.- The Extraordinary Shareholders’ Meeting shall resolve upon the amendments of the Articles of Association, on the appointment, revocation, substitution and powers of liquidators and on any other matter assigned to it by law.

Article 8. Convocation.

8.1.- The Shareholders’ Meeting is called by the Management Board whenever it is deemed appropriate or, according to the provisions of article 2367 of the Italian Civil Code, upon request by Shareholders representing at least one twentieth of share capital.

The Ordinary Shareholders’ Meeting must be called at least once a year, no later than a hundred and twenty days after the end of the financial year. Whenever a shareholders’ meeting is required by law, the Shareholders’ Meeting may be called no later than a hundred and eighty days after the end of the financial year. In this case the Management Board shall describe the reasons of such postponement in the report required by article 2428 of the Italian Civil Code.

8.2.- Without prejudice to other provisions of law setting forth the powers to convene, a Shareholders’ Meeting can also be called by the Supervisory Board or by at least two of its members, pursuant to article 151-bis of Legislative Decree No. 58 dated 24th February 1998.

8.3.- The Shareholders’ Meeting is called at the registered office of the Company or in another location in the municipality where the Company has its registered office by notice stating date, the time and the place of the meeting on first and second call and the agenda of the meeting. Such notice shall be published within the terms provided for by laws and regulations applicable from time to time in the daily newspaper “Il Sole 24 Ore” and the Official Gazette of the Republic of Italy.

8.4.- The convocation notice may also provide for the Extraordinary Shareholders' Meeting to be convened on third call.

8.5.- Shareholders who, separately or jointly, represent at least one fortieth of the share capital may request, within five days of the publication of the convocation notice, additions to the agenda of the meeting, specifying the request of additional items they propose, with the exclusion of matters on which the Shareholders' Meeting must resolve on proposal put forward by the Management Board or on the basis of a report or a plan prepared by the Management Board. Notices with respect to the additions to the agenda as a result of such requests shall be given in the forms required for the publication of the convocation notice.

8

Article 9. Right to attend and vote in the Shareholders' Meeting.

9.1.- Shareholders with the right to vote may attend the Shareholders' Meeting provided a notice by the authorised intermediary certifying their voting right is given to the Company within the time envisaged for the commencement of the Shareholders’ Meeting on first call.

9.2.- Each ordinary share confers the right to cast one vote.

9.3.- Shareholders may be represented by proxy subject to restrictions established by law.

Article 10. Chair and conduct of the Meeting. Secretary.

10.1.- The Shareholders’ Meeting is chaired by the Chairman of the Supervisory Board or, in case of his/her absence or impediment, by the longest-serving Deputy Chairman of the Supervisory Board, intended as the Deputy Chairman with the longest uninterrupted service or, in the case of equal term of service, by the eldest Deputy Chairman, or in the case of his/her absence or impediment, by the other Deputy Chairman. If all of the above are absent or impeded, the Shareholders’ Meeting is chaired by the Chairman of the Management Board or, in case of his/her absence or impediment, by the longest-serving Deputy Chairman of the Management Board as described above or, in case of his/her absence or impediment, by the other Deputy Chairman, if appointed; if also the latter is absent or impeded, the Shareholders’ Meeting shall be chaired by another person designated by the Shareholders attending the meeting.

10.2.- The Chairman of the Shareholders’ Meeting shall verify that the meeting has been validly convened and shall ascertain the right of the Shareholders to attend the meeting and vote. The Chairman of the Shareholders’ Meeting shall further verify the validity of the proxy, shall preside over the discussions, and shall determine the voting procedures and announce the relevant results.

10.3.- The Chairman shall be assisted by a Secretary, being the Secretary of the Management Board or, in case of his/her absence or impediment, the person appointed by the Shareholders attending the Meeting if the minutes do not have to be drafted by a notary public. The Chairman may also appoint, as the case may be, specific individuals chosen among the persons attending the Meeting.

10.4.- If the debate concerning matters on the agenda of the meeting is not terminated on the day of the meeting, the Shareholders’ Meeting may continue on the following business day.

9

Article 11. Validity of resolutions.

Subject to the requirements set forth in article 23 for the appointment of the Supervisory Board, the validity of the constitution of both the Ordinary and Extraordinary Shareholders' Meeting is governed by law, on both the first and second call and concerning the Extraordinary Shareholders Meeting, on the third call, as well as the validity of the related resolutions.

TITLE V

CORPORATE GOVERNANCE SYSTEM

Article 12. Corporate governance system.

The Company adopts the dual corporate governance system pursuant to articles 2409-octies and following of the Italian Civil Code.

SECTION ONE — MANAGEMENT BOARD

Article 13. Management Board.

13.1. - Composition.

The management of the Company is exercised by the Management Board, composed of a minimum of 7 (seven) and a maximum of 11 (eleven) members, including non shareholders, appointed by the Supervisory Board, which determines their number at the time of appointment.

13.2. - Requirements and incompatibilities.

Individuals who are either ineligible or disqualified from office pursuant to article 2382 of the Italian Civil Code may not be appointed as members of the Management Board. The same limitations apply to individuals who do not meet the integrity, professional and independence requirements required by applicable law and regulations. At least one of the members of the Management Board must meet the independence requirements provided for by article 148, paragraph 3, of Legislative Decree No. 58 dated 24th February 1998.

Save for a specific approval ad personam by the Supervisory Board with the favourable vote of the majority plus two of its members and after the favourable and unanimous opinion of the Nomination Committee, individuals may not be appointed as members of the Management Board and, if they are appointed, they shall be disqualified from office, who

10

are or become members of management, direction or control bodies or employees of competitor groups, or other banks or parent companies or subsidiaries of banks, except for industries associations or companies belonging to the Group or in which the Company owns shares.

Individuals who have exceeded the limit of four offices in the management, direction or control of other listed companies or parent companies or subsidiaries of listed companies (up to a maximum of four offices within one group shall be considered as one office; if such limit is exceeded, they shall be considered as two offices) may not be appointed as members of the Management Board and, if they are appointed, they shall be disqualified from office. The foregoing  shall be without prejudice to the provisions of applicable laws and regulations relating to ineligibility and disqualification from office, as well as the limits to the number of offices held, where more restrictive.

Members of the Supervisory Board may not be appointed as members of the Management Board for the entire term of their office.

13.3. - Duration.

The Management Board members shall remain in office for a maximum period of three financial years determined by the Supervisory Board and may be re-appointed. Their term of office shall expire, without prejudice to the provisions of article 13.8, on the date of the meeting of the Supervisory Board called to approve the financial statements relating to the last year of their office.

13.4. - Integration.

In the event that the number of members of the Management Board is lower than the maximum number, the Supervisory Board may at any time increase such number. The term of office of the newly appointed members expires together with the term of the members on office at the time of their appointment.

13.5. - Substitutions.

If one or more members of the Management Board leaves service, the Supervisory Board shall substitute them without delay. The term of office of the newly appointed members expires simultaneously with the term of the members in office at the time of their appointment.

13.6. - Revocation.

The members of the Management Board may be revoked by the Supervisory Board at any time, without prejudice to their right to be indemnified if the revocation occurs without just cause.

13.7. - Simul stabunt simul cadent.

If, for whatever reason, the majority of the members originally appointed by the Supervisory Board leave service, the entire Management Board must be considered

11

replaced from the date on which the newly appointed members take service. The term of office of the newly appointed members shall expire on the date on which the office of the replaced Management Board would have expired.

13.8. - Termination.

The termination of the Management Board due to the expiry of the term of office shall become effective starting from the date of its appointment by the Supervisory Board. In the event of the resignation of part of the members of the Management Board, the provisions of article 2385 of the Italian Civil Code shall apply.

13.9. - Appointment of the Chairman and Deputy Chairmen of the Management Board. Secretary.

The Supervisory Board, on the basis of the proposal submitted by the Nomination Committee provided for by article 25.4 below, shall appoint the Chairman and one or two Deputy Chairmen of the Management Board.

The Management Board may appoint a Secretary who must not necessarily be a member of such Board.

Article 14. Remuneration of the Management Board.

Members of the Management Board are entitled, in addition to reimbursement of expenses incurred in connection with the office held by them, to a remuneration which shall be determined by the Supervisory Board, after consultation with the Remuneration Committee provided for by article 25.4 below.

Article 15. Remuneration of members of the Management Board who are appointed to particular positions.

The remuneration of the members of the Management Board who are vested with particular offices, tasks or powers of attorney, or are appointed as members of Committees or Commissions provided for by the Company’s Articles of Association, shall be determined pursuant to article 25.1, letter a) of the Company’s Articles of Association.

Article 16. Meetings and resolutions of the Management Board.

16.1. - Place and convocation.

The Management Board generally meets alternatively in Turin at the registered office and in Milan at the secondary office of the Company. In exceptional circumstances, it may meet in another location on Italian territory. Meetings must take place at least once a month and

12

whenever the Chairman of the Management Board deems it necessary or when a written request is made by the Managing Director or by at least two members of the Management Board; the Management Board may be summoned in other cases required by law.

After notification to the Chairman, the Management Board may also be summoned by the Supervisory Board or by its individual members, pursuant to article 151–bis of Legislative Decree No. 58 dated 24th February 1998.

16.2. - Convocation notice.

The Management Board is summoned by notice which shall include the agenda of the meeting. The notice shall be sent by any means appropriate to provide evidence of receipt to each member of the Management Board and the Supervisory Board at least four days before the date of the meeting or, in case of urgency, at least twenty-four hours in advance by any appropriate means. The notice may also state the places from which members may participate by means of remote connection systems as provided for by article 16.3 below.

16.3. - Meetings.

Meetings of the Management Board may be validly held through remote connection systems, provided that the identity of those present can be verified and that those attending the meeting are allowed to follow the discussion and intervene in real time with regard to the matters on the agenda as well as view, receive and transmit documents. However, at least the Chairman and the Secretary must be present in the location where the Management Board meeting has been called and the meeting of the Board shall be considered held in such place.

16.4. - Validity and majority.

The resolutions of the Management Board are validly adopted when the majority of its members in office attends the meeting. Without prejudice to provisions contained in article 16.5 below, resolutions are adopted with the favourable vote of the absolute majority of the attending members; in case of dead-lock, the Chairman of the meeting shall have the casting vote.

16.5. - Resolutions with qualified majorities.

Resolutions concerning the following matters shall be validly adopted with the favourable vote of the majority of Management Board members in office:

•                   the appointment, revocation as well as the grant, amendment or revocation of powers of the Managing Director;

•                   the appointment, revocation and determination of the functions, competences and remunerations of General Managers as set forth in article 27 of the Articles of Association;

•                   the appointment and revocation, further to the mandatory opinion of the Supervisory Board, of the Manager in charge of drafting the Company’s financial reports provided

13

for by article 154-bis of Legislative Decree No. 58 dated 24th February 1998, and determination of the relevant means, powers and remuneration.

•                     the appointment to particular offices or grant specific powers of attorney to one or more Board members and determination of the relevant powers.

16.6. - Minutes and copies.

The minutes of the resolutions of the Management Board are prepared and recorded in the register of the minutes under the care of the Secretary and must be signed by the Chairman of the meeting and the Secretary. A copy of the minutes of the meetings of the Management Board is transmitted without delay to the Chairman of the Supervisory Board.

Copies and extracts of the minutes, when not taken by a notary public, are certified by the declaration of conformity signed by the Chairman and the Secretary.

Article 17. Powers of the Management Board.

17.1. - Management of the Company.

The Management Board is in charge of the management of the company in compliance with the general strategic guidelines approved by the Supervisory Board. For this purpose, it takes all required actions, which it deems useful or appropriate to achieve the corporate purpose, relating to both the ordinary and extraordinary administration, including the ability to release or reduce mortgages also against partial payment of the relevant secured obligations.

17.2. - Competences which must not be delegated.

Save for powers and attributes of the Supervisory Board provided for by article 25.1 below, in addition to the responsibilities that cannot be delegated according to the law, the Management Board shall have the exclusive responsibility for the following decisions:

a) the determination of proposals concerning the general strategic guidelines of the Company and the Group to be submitted to the Supervisory Board, as well as the preparation of business and/or financial plans as well as the budgets of the Company and the Group to be submitted to the approval of the Supervisory Board pursuant to article 2409-terdecies and article 25.1, lett. l) of the Articles of Association;

b) the policy for the management of risks and internal audit;

c) the appointment and revocation of the Managing Director, and the delegation, modification or revocation of the relevant powers;

d) the appointment to particular offices or the grant of particular powers of attorney to one or more members of the Management Board and the determination of the relevant powers;

e) the appointment and revocation of one or more General Managers, as provided for by Article 27 of the Articles of Association, and determination of the relevant powers and compensation;

f) purchase and sale of equity investments which lead to changes in the banking Group;

14

g) the assessment of the adequacy of the Company’s organisational, administrative and accounting structure;

h) determination of criteria for the coordination and direction of the companies belonging to the Group and for the implementation of the instructions issued by the Bank of Italy;

i) further to the mandatory opinion of the Supervisory Board, appointment and revocation of the Manager in charge of preparing the Company’s financial reports, provided for by article 154-bis of Legislative Decree No. 58 dated 24th February 1998, and the determination of the relevant powers, means and remuneration;

l) the appointment and revocation of the Head of the Office of Internal Control, as well as the heads of the divisions whose appointment is under the exclusive competence of the Management Board pursuant to applicable law or regulations;

m) the preparation of the draft of the Parent Company’s financial statements and consolidated financial statements;

n) the share capital increases which may be delegated pursuant to article 2443 of the Italian Civil Code, with the exclusion of the faculty to adopt the resolutions provided for in paragraphs 4 and 5 of article 2441 of the Italian Civil Code; the issue of convertible bonds pursuant to article 2420-ter of the Italian Civil Code;

o) the Management Board’s duties provided for under articles 2446 and 2447 of the Italian Civil Code;

p) the preparation of merger and demerger projects;

q) the arrangement of transactions to be submitted to the authorisation of the Supervisory Board pursuant to article 25.1. letter l), as well as the approval of the transactions having a single value exceeding 3% of the consolidated regulatory shareholders' equity;

r) determination of criteria to identify the related parties transactions reserved to the Management Board’s competence;

s) the possible establishment of Committees or Commissions with advisory functions;

t) the designation of the members of corporate bodies of subsidiaries.

As provided for under article 2436 of the Italian Civil Code and without prejudice to article 25.1 letter l) of the Company’s Articles of Association, the Management Board is further exclusively responsible  for the adoption of resolutions concerning mergers and demergers in the cases provided for under articles 2505 and 2505-bis of the Italian Civil Code.

Resolutions provided for by letters c), d), n), o), r) herein are taken on the basis of the proposal made by the Chairman of the Management Board. Resolutions provided for under the remaining letters above are taken on the basis of the proposal made by the Managing Director. Resolutions under letter s) above are taken on the basis of the proposal made by the Chairman of the Management Board in agreement with the Managing Director. The forgoing is without prejudice to the power to submit proposals of each member of the Management Board.

17.3. - Delegated powers.

For certain categories of legal acts and businesses, specific powers may be delegated to Managers, heads of single branches and other personnel, by determining the limits and

15

means for the exercise of such delegated powers; the delegated parties shall act separately or jointly or through a committee.

17.4. - Subsidised and special lending.

With respect to activities concerning subsidised and special lending provided for by specific laws and regulations, decision-making and granting powers may be delegated to banks belonging to the Group, according to the limits and criteria which shall be subject to agreement between the counterparties involved.

17.5. - Exercise of delegated powers.

The Management Board determines the means through which the Board shall be informed of the decisions taken by the delegated bodies.

17.6. - Information.

The Management Board is informed by the Managing Director of matters provided for under article 19.3 on a monthly basis.

17.7. - Information to the Supervisory Board.

The Management Board shall promptly provide the information set forth in article 150 of Legislative Decree No. 58 dated 24th February 1998 to the Supervisory Board, and in any case at least every three months. The Management Board shall provide the Supervisory Board on a monthly basis with information on the main figures regarding operations development in the relevant period together with a benchmark comparison vis-à-vis the system.

Article 18. Chairman of the Management Board.

18.1. - The Chairman of the Management Board shall:

a) summon the Management Board, set the agenda for the meeting considering also the proposed resolutions formulated by the Managing Director and coordinate the meeting, ensuring that adequate information on matters in the agenda of the meeting are provided to all members;

b) have the power to take action vis-à-vis any judicial or administrative authority, including the power to commence court actions, as well as to grant mandates, even of a general nature, in court proceedings, with the obligation of informing the Management Board on decisions taken;

c) manage relations with the Supervisory Authorities, in agreement with the Managing Director;

d) manage relations with the Supervisory Board and its Chairman;

e) ensure that the Supervisory Board receives the information provided for by article 17.7. of the Company’s Articles of Association in a timely manner;

16

f) manage, together with the Chairman of the Supervisory Board, external communication of information regarding the Company;

g) exercise all other functional powers in the exercise of his/her office.

18.2. - In urgent cases, (i) the Chairman of the Management Board or, in the case of his/her absence or impediment, (ii) the Deputy Chairman, and should there be two Deputy Chairmen, the eldest as provided for by article 18.3 - in both cases in agreement with the Managing Director - may take resolutions on any matters within the powers of the Management Board, with the exception of the matters which may not be delegated and are solely within the powers of the Management Board other than resolutions regarding transactions with a value between 3% and 6% of consolidated regulatory capital, according to the provisions under letter q) second part of article 17.2. of the Articles of Association.

In case of urgency, the Managing Director has the sole lending power.

The Management Board must be informed of the decisions taken with the modalities provided for under this paragraph during its next meeting.

18.3. - Subject to Article 18.2, in the case of absence or impediment of the Chairman of the Management Board, Chairman functions are exercised by the Deputy Chairman of the Management Board or, in case of two Deputy Chairmen, by the longest-serving Deputy Chairman, intended as the Deputy Chairman with the longest uninterrupted service or, in the case of equal terms of service, by the eldest Deputy Chairman; in case of absence or impediment of the latter, such functions are exercised by the other Deputy Chairman, or in case of his/her absence or impediment, by the Managing Director or, in the case of absence or impediment of the Managing Director, Chairman functions shall be carried out by the longest serving member of the Management Board and, in the case of equal terms of service, by the eldest member of the Management Board.

Vis-à-vis third parties, the signature of whoever substitutes the Chairman shall constitute evidence of absence or impediment of the Chairman.

Article 19. Managing Director.

19.1. - The Management Board, upon the indication of the Supervisory Board, appoints among its members a Managing Director with the qualified majority provided for by article 16.5.

19.2. - The Managing Director is the Chief Executive Officer and supervises the company’s management within the powers he/she has been delegated in compliance with the general strategic guidelines set out by Company bodies.

He is responsible for personnel management and determines operational directives.

17

The Managing Director usually exercises the power to submit proposals to the Management Board and, in accordance with applicable regulations, submits lending transactions to credit approval.

The Managing Director ensures the implementation of the resolutions of the Management Board.

19.3.- The Managing Director ensures that the organisational, administrative and accounting structure is adequate considering the nature and dimensions of the Company and reports to the Management Board, at least every three months, on the general development of operations, their forecasted development as well as the most significant transactions carried out by the Company and by its subsidiaries. On a monthly basis the Management Board is provided with information on the main figures regarding operations development in the period together with a benchmarking vis-à-vis the system.

Article 20. Manager in charge of preparing the Company’s financial reports.

20.1. - The Management Board, further to the mandatory opinion of the Supervisory Board, appoints and revokes, with the qualified majority provided for by article 16.5, the Manager in charge of preparing the Company’s financial reports, provided for by article 154-bis of Legislative Decree No. 58 dated 24th February 1998, establishing his/her powers, means and remuneration.

20.2. - The Managing Director and the Manager in charge of preparing the Company’s financial reports shall provide the assessments related to the economic and financial information required by law.

Article 21. Legal representative. Signature powers.

21.1. - The Chairman of the Management Board shall be the Company’s legal representative vis-à-vis third parties and in court and he/she shall have signature powers and, in the case of his/her absence or impediment, he/she is substituted by a Deputy Chairman according to seniority of service as set out in article 10.3 of the Articles of Association or, in case of equal terms of service, by the eldest Deputy Chairman; in case of absence also of the latter, the Chairman of the Management Board shall be substituted by the Managing Director. Vis-à-vis third parties, the signature of whoever substitutes the Chairman is evidence of the absence or impediment of the Chairman.

21.2. - Without prejudice to the foregoing, the Managing Director shall also be the Company’s legal representative vis-à-vis third parties and in court and he/she shall have

18

signature powers with respect to the matters delegated to him/her by the Management Board.

21.3. - The General Managers shall have signature powers and shall be the Company’s legal representative for acts, contracts, documents and correspondence in general regarding the Company within the limits of the powers they have been delegated; in case of absence or impediment of the General Managers, legal representation and signature powers are attributed to their substitutes as provided for in their appointment act.

21.4. -For specific acts or categories of acts, the Management Board may grant the power to represent the Company and the related power to sign on behalf of the Company to individuals extraneous to the Company.

21.5. - The Management Board may authorise Company personnel to sign on behalf of the Company, normally jointly, for the categories of acts determined by the Board, even singularly.

21.6. - The Chairman of the Management Board may grant powers of attorney also to individuals extraneous to the Company, to sign specific acts or categories of acts, contracts and documents relating to transactions resolved upon by the Company’s competent bodies. The same faculty, within the limits of delegated powers, is granted to the Managing Director and to the General Managers as part of their functions and competences.

SECTION TWO — SUPERVISORY BOARD

Article 22. Supervisory Board.

22.1. - Composition.

The Supervisory Board is composed of a minimum of  15 (fifteen) and a maximum of 21 (twenty one) members, including non shareholders, appointed by the Shareholders’ Meeting.

The members of the Supervisory Board must meet the integrity, professional and independence requirements provided for the applicable laws and regulations.

Furthermore at least three Board members must be enrolled with the Register of auditors held by the Ministry of Justice and must have practiced as auditors for at least a three-year period and at least four members must meet the independence requirements provided for by the Corporate Governance Code promoted by the Italian Stock Exchange.

The requirement of enrolment with the Register of auditors and the independence requirements according to the Code of Corporate Governance promoted by the Italian Stock Exchange may be met by the same person.

19

22.2. - Integration.

Where the number of members of the Supervisory Board is lower than the maximum number provided for above, the Shareholders’ Meeting may increase their number during their term. The new members are appointed by the Ordinary Shareholders' Meeting as provided for by article 23 of the Articles of Association.

22.3. - Duration.

The members of the Supervisory Board shall remain in office for three financial years and their term of office shall expire at the date of the subsequent Shareholders' Meeting provided for by paragraph 2 of article 2364-bis of the Italian Civil Code and may be re-appointed.

Article 23. Election of the Supervisory Board.

23.1. - List of candidates.

The election of members of the Supervisory Board shall take place on the basis of lists prepared by Shareholders according to the following rules:

a) Shareholders representing at least 1% of ordinary share capital may submit a list of candidates listed in order of preference. The list must be deposited at the Company’s registered office at least fifteen days before the date of the Shareholders’ Meeting on first call and must be published on at least two national newspapers, of which at least one shall be an economic newspaper. Non-compliance with such provisions leads to the forfeiture of the right to present a list. In order to give evidence of the number of shares necessary to submit the list, Shareholders must include copies of the certificates showing that such certificates participate in the system of centralised management of financial instruments;

b) each Shareholder may submit and vote one list of candidates and each candidate may only be part of one list. If such conditions are not met the candidate shall not be eligible;

c) together with each list, and within the terms for the deposit of the list at the Company’s registered office, each candidate must deposit a declaration in which he/she accepts the candidacy and declares under his/her responsibility that no ineligibility causes apply, and that he/she meets the requirements applicable to all or certain of the Supervisory Board members, provided for by law, regulations and the Articles of Association to be a Supervisory Board member.

23.2. - Voting.

In order to appoint the Supervisory Board the following procedure shall apply.

Members are selected proportionally from the lists which have obtained votes; for this purpose, the votes obtained by each of the lists are divided by one, two, three, four and so on according to the number of members to be appointed. The resulting ratios are progressively attributed to the candidates of each list according to the order of in each list. The ratios so attributed are listed in decreasing order: the candidates with the highest ratios are elected members of the Supervisory Board.

20

23.3. - Equality of ratio and ballot.

Should more than one candidate obtain the same ratio, the preferred candidate shall be the candidate belonging to the list from which no Supervisory Board members, or the lower number of Supervisory Board members has been appointed.

If no Supervisory Board member has been appointed from those lists, or the same number of Supervisory Board members has been appointed from those lists, the preferred candidate shall be drawn from the list which has obtained the highest number of votes. In case of equality of votes and ratio, the appointment shall take place by means of a ballot by the whole Shareholders' Meeting, and the candidate shall be appointed by a simple majority of votes cast.

23.4. - Supplementary mechanism.

If an insufficient number of Supervisory Board members with the requirements of independence provided for by the Corporate Governance Code promoted by the Italian Stock Exchange and/or the requirement provided for by article 22.1, paragraph 3 of the Articles of Association has been appointed, the candidate with the lowest ratio and who does not meet any of the above mentioned two requirements will be excluded. The excluded candidate will be substituted by the subsequent candidate of the same list who meets such requirements. This procedure, if necessary, will be repeated until the number of Supervisory Board members to be appointed is completed. If, through the adoption of the aforementioned criterion, it is not possible to complete the number of Board members to be appointed, the Shareholders' Meeting shall appoint the other Supervisory Board members with resolution adopted by a simple majority of votes cast on proposal submitted by the shareholders attending the meeting.

23.5. - Single list.

In case of presentation of one list only, all members of the Supervisory Board shall be appointed from such list.

23.6. - Supervisory Board member appointed by minorities.

Without prejudice to the provisions of article 34 of the Articles of Association, the Supervisory Board member representing minorities is appointed according to applicable law and regulations.

23.7. - No lists.

Should no list be submitted in a timely manner, the Meeting shall pass a resolution with the majority of votes of Shareholders attending the Meeting. In case of equality of votes, candidates shall be appointed by means of a further ballot.

21

23.8. - Election of the Chairman and Deputy Chairmen of the Supervisory Board.

The Chairman and the two Deputy Chairmen shall be appointed by the Ordinary Shareholders' Meeting with special resolutions approved by the majority of attending shareholders.

23.9. - Substitution.

If a member of the Supervisory Board leaves service for whatever reason, he/she shall be substituted by the first non-appointed candidate belonging to the list of the Supervisory Board member leaving service, or the second non-appointed candidate if the first does not meet the requirements set forth by law, regulation or the Articles of Association. If for whatever reason this is not possible, the member of the Supervisory Board who leaves service will be substituted without delay by the Ordinary Shareholders’ Meeting with resolution passed by a simple majority of votes cast upon the proposal of the shareholders attending the meeting.

23.10. - Incompatibilities.

Individuals who have exceeded the limit of five offices in the management or control bodies of other listed companies or parent companies or subsidiaries of listed companies (up to a maximum of five offices within one group shall be considered as one office; if such limit is exceeded, they shall be considered as two offices) may not be appointed members of the Supervisory Board and if they are appointed they are disqualified from office. The foregoing shall be without prejudice to the causes of ineligibility and disqualification from office set forth by  law, regulation or Articles of Association.

23.11. - Simul stabunt simul cadent.

If, for whatever reason, the majority of the members of the Supervisory Board resigns, the entire Supervisory Board must be considered replaced  from the date in which the new appointed members take office. The Shareholders’ Meeting for the appointment of the new Supervisory Board shall be called as soon as possible in accordance with the provisions of article 8.

23.12. - Revocation.

The members of the Supervisory Board may be revoked by the Shareholders’ Meeting at any time, by a resolution passed with the favourable vote of at least one fifth of the share capital, without prejudice to the right of the revoked Member to be indemnified if the revocation occurs without just cause.

23.13. - Remuneration.

Members of the Supervisory Board are entitled, in addition to the reimbursement of expenses sustained due to their office, to a remuneration for the services rendered, which is determined for the entire period of their office by the Shareholders’ Meeting at the time of their appointment.

22

The Supervisory Board, after consultation with the Remuneration Committee, shall determine the remuneration for the Chairman, for the Deputy Chairmen and for the members of the Supervisory Board who have been assigned particular offices, powers or functions by the Articles of Association or by the Supervisory Board.

Article 24. Meetings and resolutions of the Supervisory Board.

24.1. - Convocation.

The Chairman of the Supervisory Board shall summon the Supervisory Board on his/her own initiative and in the cases provided for by law or by the Articles of Association, he/she shall chair Board meetings and set the agenda ensuring that adequate information on the matters on the agenda of the meeting is provided to all Supervisory Board members.

24.2. - Meetings recurrence.

The Supervisory Board shall generally meet at least once a month.

24.3. - Convocation request.

The Chairman shall summon the Supervisory Board upon the request of any one member  and shall indicate the matters to be discussed.

24.4. - Place.

The Supervisory Board meetings shall generally be held alternatively at the registered office or at the secondary office of the Company or exceptionally in another location on the Italian territory.

24.5. - Convocation notice.

The convocation notice, including the agenda of the meeting, must be sent to the Supervisory Board members at least four days before the date scheduled for the meeting, by any means appropriate to supply evidence of receipt. In cases of particular urgency, the meeting may be called with a 24-hour advance notice sent by any suitable means. The notice may also contain the indication of the places from which to participate through remote connection systems as provided for by article 24.6.

24.6. - Meetings.

Meetings of the Supervisory Board can be validly held by way of adequate remote connection systems, provided that the identity of those present can be verified and that those attending the meeting are allowed to follow the discussion and intervene in real time with regard to the matters on the agenda as well as view, receive and transmit documents. However, at least the Chairman and the Secretary must be present in the location where the Supervisory Board meeting has been called, and the meeting of the Supervisory Board shall be considered held in such location.

23

24.7. - Validity and majority.

For the validity of the decisions of the Supervisory Board a majority of its members in office must be present at the meeting. Decisions are taken with the absolute majority of the votes of the members attending the meeting; in the case of dead-lock, the Chairman of the Meeting shall have the tie-breaking vote.

24.8. - Qualified majorities.

The majority of Supervisory Board members in office shall be required for resolutions regarding the appointment of the Chairman and one or two Deputy Chairmen of the Management Board.

24.9. - Minutes.

The minutes of the resolutions of the Supervisory Board are prepared and recorded on the register of the minutes under the care of a Secretary appointed by the Board, if the minutes are not required to be drafted by a notary public.

Copies and extracts of the minutes, when not taken by a notary public, are certified with the declaration of conformity, signed by the Chairman and the Secretary.

Article 25. Competence of the Supervisory Board.

25.1. - Matters of competence.

The Supervisory Board shall:

a) upon the proposal submitted by the Nomination Committee, appoint and revoke the members of the Management Board, the Chairman and one or two Deputy Chairmen of the Management Board and determine their remuneration, after consultation with the Remuneration Committee; also determine, after consultation with the Remuneration Committee, the remuneration of the Managing Director and of the members of the Management Board who have been appointed to particular offices or delegated particular powers or who have been appointed as members of Committees or Commissions pursuant to article 15;

b) approve the Parent Company’s financial statements and the consolidated financial statements;

c) exercise the supervisory functions set forth by article 149, par. 1 and 3, of Legislative Decree No. 58 dated 24th February 1998;

d) act against members of the Management Board;

e) make filings with the Bank of Italy pursuant to article 70, par. 7, of Legislative Decree No. 385 dated 1st September 1993;

f) report in writing to the Shareholders' Meeting summoned pursuant to art. 2364-bis of the Italian Civil Code on the supervisory activities performed and on any omissions and reprehensible facts as well as, in the case of any Ordinary and Extraordinary Shareholders' Meeting, on matters within its competences;

24

g) inform the Bank of Italy without delay of all the other acts or facts, which come to its knowledge in the exercise of its duties, which may represent management irregularities or a violation of the regulations concerning banking activities;

h) indicate to the Management Board the Managing Director and express a mandatory opinion on the Manager in charge of preparing the Company’s financial reports pursuant to art. 154-bis of Legislative Decree No. 58 dated 24th February 1998;

i) resolve upon the Company’s and the Group’s cultural initiatives, with particular reference to the valorisation of the historic, archaeological and artistic heritage and the management of the Allowance for charitable, social and cultural contributions, verifying that the programmed initiatives are consistent with declared objectives;

l) upon the proposal of the Management Board, resolve upon the Company’s and the Group’s general strategic guidelines; approve the business and/or financial plans and the budgets of the Company and the Group prepared by the Management Board, without prejudice to the latter’s responsibility for the acts performed; authorise strategic transactions. Moreover, in particular, the Supervisory Board shall authorise:

(i)              the proposals by the Management Board to be submitted to the Shareholders’ Meeting in respect of transactions concerning the Company’s share capital, issue of convertible bonds and bonds cum warrant convertible into shares of the Company, mergers and demergers and other amendments to the Articles of Association, without prejudice to the shareholders’ powers to submit proposals pursuant to applicable law;

(ii)           purchases or sales by the Company or subsidiaries of controlling equity stakes in companies with considerable strategic value or unit value exceeding 6% of consolidated regulatory shareholders' equity, as well as the purchase or sale of businesses, portfolio of assets, and businesses of considerable strategic value;

(iii)        investments or disinvestments of strategic value and/or which entail a commitment for the Company which exceeds for each transaction 6% of consolidated regulatory shareholders' equity;

(iv)       signature of commercial, collaboration or shareholders agreements of strategic value;

m) approve the strategic guidelines and the risk management policies, assess the degree of efficiency and adequacy of the internal audit system, with particular reference to risk control, the functioning of internal auditing and the accounting system; also verify the correct exercise of strategic and operational control activities performed by the Parent Company over Group companies;

n) exercise any other power set forth by regulations applicable from time to time or by the Articles of Association.

The Supervisory Board may indicate the criteria for the identification of the strategic operations to be submitted for its approval.

25

25.2. - Other matters of competence.

The resolutions on the matters listed below are also attributed to the Supervisory Board, as provided for by art. 2436 of the Italian Civil Code:

a) establishment or winding up of secondary registered offices;

b) reduction of share capital in case of withdrawal of a shareholder;

c) amendments to the Articles of Association to comply with provisions of law.

25.3. - Powers of supervision

The Supervisory Board and its members shall exercise the powers provided for by article 151-bis of Legislative Decree No. 58 dated 24th February 1998, according to the terms and conditions set out thereof.

25.4. - Nomination Committee, Remuneration Committee and Internal Control Committee.

The Supervisory Board shall establish a Nomination Committee, composed of 5 (five) members, among which the Chairman of the Supervisory Board who shall chair the Committee. The Nomination Committee shall be responsible for selecting and proposing appointments to the Management Board.

The Supervisory Board shall establish a Remuneration Committee, composed of 3 (three) members, which shall be responsible for proposing and consulting on the remuneration in accordance with applicable law and the Articles of Association, and shall determine the regulation of the Remuneration Committee.

The Supervisory Board shall establish, for the purpose of facilitating the exercise of its control and supervision functions, a specific Internal Control Committee, composed of 3 (three) members, determining the powers, means and regulations of the Internal Control Committee, as well as the means and terms of the information to be provided to the Supervisory Board.

Without prejudice to the application of specific regulatory and/or supervisory regulations, the members of the Internal Control Committee  shall be chosen among members of the Supervisory Board meeting the requirements of independence provided for by the Corporate Governance Code promoted by the Italian Stock Exchange, and at least two of these must be enrolled with the Register of Auditors and must have practiced as auditors for at least three years.

In particular, the Internal Control Committee proposes, consults and enquires on matters regarding internal controls system, risk management and the accounting system. The Committee may at any time carry out inspections and controls as well as exchange information with the control bodies of Group companies with respect to management and control systems and the general performance of the business.

Members of the Committee shall attend the Management Board meetings.

25.5. - Other Committees.

The Supervisory Board may establish Technical Committees or Commissions with advisory functions.

26

Article 26. Chairman of the Supervisory Board.

26.1. - In addition to the provisions of articles 10.1 and 24.1, the Chairman of the Supervisory Board shall:

a) coordinate the activities of the Supervisory Board;

b) receive the proposals submitted by the Management Board in respect of matters to be submitted to the approval of the Supervisory Board for its approval, including those regarding the strategies and general guidelines of the Company and Group, formulating proposals on such matters;

c) submit to the Supervisory Board proposals relating to the Company’s internal control activities, and in particular to the consistency of the latter with the strategies and general guidelines approved by the Supervisory Board;

d) exercise the functions of supervision over and activation of corporate bodies, control procedures and systems over the activities of the Company and the Group, including through the request and receipt of information from the Manager in charge of preparing the Company’s financial reports and from the other persons responsible for the other related functions;

e) activate the information instruments necessary to monitor the correctness and adequacy of the organisational structure and the accounting system adopted by the Company and the Group;

f) supervise the relations with Shareholders, and verify that such relations are managed correctly, in agreement with the Chairman of the Management Board and with the Managing Director;

g) manage relations with the Supervisory Authorities as part and for the purposes of the control and supervision activities of the Supervisory Board;

h) manage the necessary and appropriate relations with the Management Board and, in particular, with its Chairman and/or the Managing Director;

i) request and receive information on specific aspects of the Company’s and the Group’s operations and on general and future development of operations;

l) for the purposes of article 25.1, supervise the management of external communication of information regarding the Company, in agreement with the Chairman of the Management Board and with the Managing Director;

m) programme, after consultation with the Chairman of the Management Board and the Managing Director, and manage the Company’s and the Group’s cultural initiatives, to be submitted to the Supervisory Board, with particular reference to the valorisation of the historic, archaeological and artistic heritage and the management of the “Allowance for charitable, social and cultural contributions”;

n) exercise all other functional powers in the exercise of his/her office.

26.2. - In the case of absence or impediment of the Chairman of the Supervisory Board, the longest-serving Deputy Chairman of the Supervisory Board, intended as the Deputy Chairman with the longest uninterrupted service or, in the case of equal terms of service, by the eldest Deputy Chairman, performs his/her functions; in the case of absence or

27

impediment of the latter, functions are performed by the other Deputy Chairman, or in the case of his/her absence or impediment, by the longest-serving member of the Supervisory Board present and, in the case of equal terms of service, by the eldest Supervisory Board member present.

Article 27. General Managers.

The Management Board, upon proposal by the Managing Director and after consultation with the Supervisory Board, shall appoint, revoke and determine the powers and remuneration of one or more General Managers who report to the Managing Director according to their respective functions and competences. One General Manager may substitute the Managing Director, except for functions which must be performed by the latter.

TITLE VI

FINANCIAL STATEMENTS — NET INCOME — SAVING SHARES

Article 28. Financial statements and net income.

28.1. - The Company’s financial year closes on 31st December of each year.

28.2. - The Management Board shall prepare the draft of the Parent Company’s financial statements and consolidated financial statements in accordance with legal requirements.

28.3. - Net income as reported in the financial statements, net of the portion allocated to legal reserves, and the portion which is not available pursuant to the law, shall be distributed as follows:

a) a dividend of up to 5% of the nominal value of the non-convertible saving shares shall be distributed to non-convertible saving shares.

If in a financial year the dividend is less than 5% of the nominal value of the non-convertible saving shares, the difference shall be added to the preferred dividend paid in the following two accounting periods;

b) the remaining net income made available for distribution by the Shareholders’ Meeting, shall be allocated to all shares so that the dividend attributable to non-convertible saving shares shall exceed the dividend attributable to ordinary shares by an amount equal to 2% of the nominal value of the shares;

28

c) any excess shall be allocated to the extraordinary and other reserves, without prejudice to the fact that a portion of such earnings may be used for charities and to support social and cultural activities, through the creation of a specific reserve.

28.4. - Unclaimed and forfeited dividends shall be remitted to the Company and allocated to the extraordinary reserve.

Article 29. Saving shares.

29.1. - Saving shares, which may be in bearer form, entitle the holder to attend and vote at the Special Meeting of saving shareholders.

29.2. - Saving shares shall receive privileged dividends as set forth in article 28.3.

29.3. - Saving shares have the same rights as other shares in the event of the distribution of reserves .

29.4. - In the case of liquidation of the Company, saving shares shall have pre-emptive rights with regard to the reimbursement of the entire nominal value of the shares.

The reduction of share capital due to losses does not result in the reduction in the nominal value of saving shares, with the exception of the part which exceeds the total nominal value of other shares.

29.5. - In the case of exclusion of the Company’s ordinary or saving shares from trading in regulated markets, the saving shares retain their rights and characteristics, unless otherwise resolved upon by the Extraordinary and Special Shareholders’ Meetings.

29.6. - The Common Representative of saving share holders is appointed for three financial years.

The remuneration of the Common Representative is set at 10% (ten per cent) of the remuneration provided for the office of a chairman of a board of statutory auditors based on the Professional Tariffs of Italian “Dottori Commercialisti” and shall be paid by the Company.

The Special Meeting can resolve upon a further remuneration, which shall be paid from the reserve set up to cover expenses necessary to safeguard common interests.

29.7. - The Common Representative has the obligations and powers provided for by the law. The Chairman of the Management Board shall inform the Common Representative without delay, by means of specific communications, about Company operations which may influence the price of saving shares and in particular about proposals which the Management Board has resolved to submit for the approval of the Shareholders’ Meeting regarding transactions on the Company’s share capital, mergers and demergers.

29

TITLE VII

ACCOUNTING CONTROL — WITHDRAWAL — WINDING UP — APPLICATION OF ORDINARY REGULATIONS

Article 30. Accounting Control.

Accounting control shall be exercised by an independent auditing firm which meets the applicable legal requirements. The assignment and the revocation of the engagement, the duties and the responsibilities are provided for by the law.

The Supervisory Board shall express its opinion on the assignment and the revocation of the engagement of the independent auditing firm.

Article 31. Withdrawal.

31.1. - The right of withdrawal may be exercised only in those cases exclusively provided by law. The right of withdrawal is excluded for those shareholders which did not participate in the approval of the resolutions regarding:

- the extension of the Company’s duration;

- the introduction or cancellation of restrictions of the circulation of shares.

31.2. - The terms and methods of the exercise of the right of withdrawal, the criteria to determine the value of the shares and the related liquidation procedure are governed by law.

Article 32. Winding up.

Without prejudice to any different law provisions, if there is a reason for winding up, the Shareholders’ Meeting shall establish the manners of liquidation, and appoint one or more liquidators.

Article 33. Application of ordinary regulations.

The provisions of law apply to any matter not regulated by the Articles of Association.

30

TITLE VIII

TRANSITORY RULES

Article 34. First appointments.

Also in derogation of the Articles of Association which shall be in force when the merger between Banca Intesa S.p.A. and Sanpaolo IMI S.p.A. becomes effective, 19 members of the Supervisory Board shall be appointed for the first time, for three financial years, by the Ordinary Shareholders' Meeting of the Surviving Company in accordance with the provisions of this transitory rule.

The shareholders shall be requested to file, at least fifteen days prior to Banca Intesa S.p.A.’s Ordinary Shareholders' Meeting, the lists of candidates, who meet the requirements provided for by law and this Article. In particular, the candidate indicated at number 2 of each list must meet the requirements of independence provided for by the Corporate Governance Code promoted by the Italian Stock Exchange, must be enrolled with the Register of Auditors and must have practiced as auditor for at least a three-year period. At least three of the other candidates of each list must meet the requirements of independence provided for by the above-mentioned Corporate Governance Code and two candidates must be enrolled with the Register of Auditors and must have practiced as auditor for at least a three-year period.

In relation to the threshold of the share capital for the presentation of the lists and for all other formalities and requirements for the presentation of the lists, the provisions set forth in art. 23 of Banca Intesa S.p.A.’s Articles of Association, in force at the time of the Extraordinary Shareholders' Meeting called to approve the project for the merger will apply, to the extent applicable.

The first 18 candidates from the list which obtains the highest number of votes and the first candidate of the list which receives the second highest number of votes shall be appointed. In case of presentation of one list only, all 19 members of the Supervisory Board shall be appointed from that list.

The Chairman and the two Deputy Chairmen shall be appointed by the Ordinary Shareholders' Meeting with resolutions approved by the majority of attending shareholders.

The appointment of the aforementioned 19 Supervisory Board members shall become effective when the merger becomes effective. The Supervisory Board in office shall appoint the Management Board without delay.

However, after the effectiveness of the merger, for the purpose of ensuring the widest possible participation to the appointment of the other two Supervisory Board members, an Ordinary Shareholders' Meeting shall be called to appoint such 2 Supervisory Board members, who shall also remain in office for three financial years (with the exception of the period from the effective date of the merger to the date on which their appointment becomes effective), and shall therefore terminate their office at the same time as the 19 Supervisory Board members indicated above. The appointment of the additional 2

31

Supervisory Board members shall also occur with the list voting procedure provided for by the Articles of Association in force, without prejudice to the fact that:

(i)                                     candidates must only meet the requirements set forth for all and each Supervisory Board members, and

(ii)                                  the percentage of share capital for the presentation of the lists shall be at least 1%, but shall not exceed 3% of share capital.

Article 35. Integrity, professional and independence requirements.

35.1. – Transitory rule.

Until a new supervisory and/or regulatory discipline for members of corporate bodies in the two tier system is in force, the following provisions shall apply.

35.2. – Integrity requirements.

Supervisory Board members and Management Board members must meet the integrity requirements set forth for bank managers by the Regulation adopted with Ministerial Decree No. 161 dated 18th March 1998, as well as those set forth for Statutory Auditors of listed companies by the Regulation adopted with Ministerial Decree No. 162 dated 30th March 2000.

35.3. – Professional requirements of Supervisory Board members.

Supervisory Board members shall meet the professional requirements set  forth for bank directors by the Regulation adopted with Ministerial Decree No. 161 dated 18th March 1998, as well as those set forth for Statutory Auditors of listed companies by the Regulation adopted with Ministerial Decree No. 162 dated 30th March 2000. The Chairman of the Supervisory Board must also meet the professional requirements set forth for the Chairman of the Board of Directors of banks by the aforementioned Regulation.

35.4. – Professional requirements of Management Board members.

Management Board members, the Chairman of the Management Board and the Managing Director shall meet the professional requirements set forth for bank managers by the Regulation adopted with Ministerial Decree No. 161 dated 18th March 1998.

Article 36. Key Terms of the Integration Plan

The Key Terms of the Integration Plan, as defined in the project for the merger in Banca Intesa S.p.A. of Sanpaolo Imi S.p.A., shall only be modified with resolution of the Management Board adopted with the majority of two thirds of the members in office, following the authorisation of the Supervisory Board resolved upon with a qualified majority of two thirds of members in office, for the duration of the first mandate of the Supervisory Board.

32

TITLE IX

FINAL PROVISION

Article 37. Final Provision

In application of the transitory rule contained in article 34 of the Articles of Association, the first members of the Supervisory Board shall be appointed for three financial years by the Ordinary Shareholders' Meeting of the surviving company Banca Intesa held on [•], 2006(4) and  their appointment became effective on the date on which the merger in Banca Intesa of Sanpaolo IMI and the new Articles of Association became effective.

(4)       The date will be the date of the shareholder meeting approving the merger.

Banca Intesa S.p.A.	Sanpaolo IMI S.p.A.
The Chairman	The Chairman

Giovanni Bazoli	Enrico Salza

Explanation added for the translation into English.

This English translation of the Italian original has been prepared solely for the convenience of the reader. The original version in Italian takes precedence.

33